Filed Pursuant to Rule 424(b)(5)
Registration No. 333-223194

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)(2)
Preferred Shares	$600,000,000	$77,880

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)

This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Company’s Registration Statement on Form S-3 (File No. 333-223194) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

Prospectus Supplement

(to prospectus dated February 23, 2018)

MARKEL CORPORATION

600,000 Series A 6.000% Fixed-Rate Reset Non-Cumulative Preferred Shares

We are offering 600,000 Series A 6.000% Fixed-Rate Reset Non-Cumulative Preferred Shares, no par value, with a $1,000 liquidation preference per share (the Series A Preferred Shares).

Holders of Series A Preferred Shares will be entitled to receive dividend payments only when, as and if declared by our board of directors (or a duly authorized committee of the board). Any such dividends will be payable on a non-cumulative basis semi-annually in arrears on the 1st day of June and December of each year, commencing on December 1, 2020. Dividends will accrue on the liquidation preference of $1,000 per Series A Preferred Share (i) from the date of original issue to, but excluding, June 1, 2025 at a fixed rate per annum of 6.000% and (ii) from, and including, June 1, 2025, during each reset period, at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent reset dividend determination date (as described under “Description of the Series A Preferred Shares–Dividends”) plus 5.662%. Payment of dividends on the Series A Preferred Shares is subject to certain legal, regulatory and other restrictions as described elsewhere in this prospectus supplement.

Dividends on the Series A Preferred Shares will not be cumulative and will not be mandatory. Accordingly, if dividends are not declared on the Series A Preferred Shares for any dividend period, then any accrued dividends for that dividend period will cease to accrue and will not be payable. If our board of directors (or a duly authorized committee of the board) has not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends accrued for such dividend period on or after the dividend payment date for that dividend period, whether or not dividends on the Series A Preferred Shares are declared for any subsequent dividend period.

We may, at our option, redeem the Series A Preferred Shares (i) in whole but not in part, at any time, within 90 days after the occurrence of a “rating agency event,” at a redemption price equal to $1,020 per Series A Preferred Share, plus an amount equal to any accrued and unpaid dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date, (ii) in whole but not in part, at any time, within 90 days after the occurrence of a “regulatory capital event,” at a redemption price equal to $1,000 per Series A Preferred Share, plus an amount equal to any accrued and unpaid dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date or (iii) in whole or in part, on June 1, 2025 or any subsequent reset date, at a redemption price equal to $1,000 per Series A Preferred Share, plus an amount equal to any accrued and unpaid dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date. See “Description of the Series A Preferred Shares—Optional Redemption.”

The Series A Preferred Shares will not have voting rights, except as set forth under “Description of the Series A Preferred Shares—Voting Rights.”

The Series A Preferred Shares are a new issue of securities with no established trading market. We do not intend to apply for the listing or trading of the Series A Preferred Shares on any securities exchange or trading facility or for inclusion of the Series A Preferred Shares in any automated dealer quotation system.

Investing in the Series A Preferred Shares involves risks that are described in “Risk Factors” beginning on page S-11 of this prospectus supplement and in the reports we file with the Securities and Exchange Commission.

	Per Share	Total
Price to the Public(1)	$1,000.00	$600,000,000
Underwriting Discount	$11.25	$6,750,000
Proceeds, before expenses, to Markel	$988.75	$593,250,000

(1)	The price to the public does not include accrued dividends, if any, that may be declared. Dividends, if declared will accrue from the date of original issuance, which is expected to be May 27, 2020.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Wells Fargo Securities	Citigroup	J.P. Morgan

Senior Co-Managers

Barclays	SunTrust Robinson Humphrey	BofA Securities

Co-Managers

BNY Mellon Capital Markets, LLC	Capital One Securities	Loop Capital Markets	Multi-Bank Securities, Inc.

We expect the Series A Preferred Shares to be ready for delivery only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about May 27, 2020, which is the third business day following the date of pricing (such settlement cycle being referred to as “T+3”). Purchasers should note that trading of the Series A Preferred Shares may be affected by T+3 settlement. See “Underwriting” beginning on page S-36 of this prospectus supplement.

The date of this prospectus supplement is May 21, 2020.

Prospectus Supplement

Prospectus

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Series A Preferred Shares we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the Series A Preferred Shares. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent the description of the Series A Preferred Shares in this prospectus supplement differs from the description of our preferred shares under the heading “Description of Capital Stock” in the accompanying prospectus, you should rely on the information in this prospectus supplement.

We have not authorized anyone, and the underwriters and their affiliates have not authorized anyone, to provide you with any information or to make any representations not included or incorporated by reference in this prospectus supplement or the accompanying prospectus. We and the underwriters and their affiliates do not take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide to you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference statements concerning or incorporating our expectations, assumptions, plans, objectives, future financial or operating performance and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management.

There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additional factors that could cause actual results to differ from those predicted are set forth under the headings “Business Overview,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2019; under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments Related to COVID-19” and “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020; and in the “Risk Factors” section of this prospectus supplement, the accompanying prospectus or in the documents incorporated herein and therein by reference, or are included in the items listed below:

•

current global economic, market and industry conditions, as well as significant volatility, uncertainty and disruption caused by the COVID-19 pandemic, including governmental, legislative, judicial or regulatory actions or developments affecting our businesses;

•

our expectations about future results of our underwriting, investing, Markel Ventures, Inc. (Markel Ventures) and other operations are based on current knowledge and assume no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions;

•	the effect of cyclical trends on our underwriting, investing, Markel Ventures and other operations, including demand and pricing in the insurance, reinsurance and other markets in which we operate;

•

actions by competitors, including the use of technology and innovation to simplify the customer experience, increase efficiencies, redesign products, alter models and effect other potentially disruptive changes in the insurance industry, and the effect of competition on market trends and pricing;

•

our efforts to develop new products, expand in targeted markets or improve business processes and workflows may not be successful and may increase or create new risks (e.g., insufficient demand, change to risk exposures, distribution channel conflicts, execution risk, increased expenditures);

•

the frequency and severity of man-made and natural catastrophes (including earthquakes, wildfires and weather-related catastrophes) may exceed expectations, are unpredictable and, in the case of wildfires and weather-related catastrophes, may be exacerbated if, as many forecast, changing conditions in the oceans and atmosphere result in increased hurricane, flood, drought or other adverse weather-related activity;

•

we offer insurance and reinsurance coverage against terrorist acts in connection with some of our programs, and in other instances we are legally required to offer terrorism insurance; in both circumstances, we actively manage our exposure, but if there is a covered terrorist attack, we could sustain material losses;

•

emerging claim and coverage issues, changing legal and social trends, and inherent uncertainties in the loss estimation process can adversely impact the adequacy of our loss reserves and our allowance for reinsurance recoverables;

•

reinsurance reserves are subject to greater uncertainty than insurance reserves, primarily because of reliance upon the original underwriting decisions made by ceding companies and the longer lapse of time from the occurrence of loss events to their reporting to the reinsurer for ultimate resolution;

•

inaccuracies (whether due to data error, human error or otherwise) in the various modeling techniques and data analytics (e.g., scenarios, predictive and stochastic modeling, and forecasting) we use to analyze and estimate exposures, loss trends and other risks associated with our insurance and insurance-linked securities businesses could cause us to misprice our products or fail to appropriately estimate the risks to which we are exposed;

•

changes in the assumptions and estimates used in establishing reserves for our life and annuity reinsurance book (which is in runoff), for example, changes in assumptions and estimates of mortality, longevity, morbidity and interest rates, could result in material increases in our estimated loss reserves for such business;

•	adverse developments in insurance coverage litigation or other legal or administrative proceedings could result in material increases in our estimates of loss reserves;

•

initial estimates for catastrophe losses are often based on limited information, are dependent on broad assumptions about the nature and extent of losses, coverage, liability and reinsurance, and those losses may ultimately differ materially from our expectations;

•

changes in the availability, costs, quality and providers of reinsurance coverage, which may impact our ability to write or continue to write certain lines of business or to mitigate the volatility of losses on our results of operations and financial condition;

•

the ability or willingness of reinsurers to pay balances due may be adversely affected by industry and economic conditions, deterioration in reinsurer credit quality and coverage disputes, and collateral we hold, if any, may not be sufficient to cover a reinsurer’s obligation to us;

•	after the commutation of ceded reinsurance contracts, any subsequent adverse development in the re-assumed loss reserves will result in a charge to earnings;

•	regulatory actions can impede our ability to charge adequate rates and efficiently allocate capital;

•

general economic and market conditions and industry specific conditions, including extended economic recessions or expansions; prolonged periods of slow economic growth; inflation or deflation; fluctuations in foreign currency exchange rates, commodity and energy prices and interest rates; volatility in the credit and capital markets; and other factors;

•

economic conditions, actual or potential defaults in corporate bonds, municipal bonds, mortgage-backed securities or sovereign debt obligations, volatility in interest and foreign currency exchange rates and changes in market value of concentrated investments can have a significant impact on the fair value of our fixed maturity and equity securities, as well as the carrying value of our other assets and liabilities, and this impact may be heightened by market volatility and our ability to mitigate our sensitivity to these changing conditions;

•	economic conditions may adversely affect our access to capital and credit markets;

•	the effects of government intervention, including material changes in the monetary policies of central banks, to address financial downturns and economic and currency concerns;

•

the impacts that political and civil unrest and regional conflicts may have on our businesses and the markets they serve or that any disruptions in regional or worldwide economic conditions generally arising from these situations may have on our businesses, industries or investments;

•

the impacts that health epidemics and pandemics, including the COVID-19 pandemic, as well as actions of local, state and federal authorities in response thereto, may have on our business operations and claims activity;

•	the impact on our businesses in the event of a repeal, in part or in whole, or modification of U.S. health care reform legislation and regulations;

•

changes in U.S. tax laws, regulations or interpretations, or in the tax laws, regulations or interpretations of other jurisdictions in which we operate, and adjustments we may make in our operations or tax strategies in response to those changes;

•	a failure of our enterprise information technology systems and those maintained by third parties upon which we may rely, or a failure to comply with data protection or privacy regulations;

•	outsourced providers may fail to perform as we anticipate or may breach their obligations to us;

•	our acquisitions may increase our operational and control risks for a period of time;

•	we may not realize the contemplated benefits, including cost savings and synergies, of our acquisitions;

•	any determination requiring the write-off of a significant portion of our goodwill and intangible assets;

•	the failure or inadequacy of any methods we employ to manage our loss exposures;

•	the loss of services of any executive officer or other key personnel could adversely impact one or more of our operations;

•

the manner in which we manage our global operations through a network of business entities could result in inconsistent management, governance and oversight practices and make it difficult for us to implement strategic decisions and coordinate procedures;

•	our substantial international operations and investments expose us to increased political, operational and economic risks, including foreign currency exchange rate and credit risk;

•

the political, legal, regulatory, financial, tax and general economic impacts, and other impacts we cannot anticipate, related to the United Kingdom’s withdrawal from the European Union (Brexit), which could have adverse consequences for our businesses, particularly our London-based international insurance operations;

•	our ability to obtain additional capital for our operations on terms favorable to us;

•	our compliance, or failure to comply, with covenants and other requirements under our revolving credit facility, senior debt and other indebtedness;

•	our ability to maintain or raise third party capital for existing or new investment vehicles and risks related to our management of third party capital;

•	the effectiveness of our procedures for compliance with existing and future guidelines, policies and legal and regulatory standards, rules, laws and regulations;

•

the impact of economic and trade sanctions and embargo programs on our businesses, including instances in which the requirements and limitations applicable to the global operations of U.S. companies and their affiliates are more restrictive than, or conflict with, those applicable to non-U.S. companies and their affiliates;

•	regulatory changes, or challenges by regulators, regarding the use of certain issuing carrier or fronting arrangements;

•	our dependence on a limited number of brokers for a large portion of our revenues and third-party capital;

•

adverse changes in our assigned financial strength or debt ratings or outlook could adversely impact us, including our ability to attract and retain business, the amount of capital our insurance subsidiaries must hold and the availability and cost of capital;

•	changes in the amount of statutory capital our insurance subsidiaries are required to hold, which can vary significantly and is based on many factors, some of which are outside our control;

•	losses from litigation and regulatory investigations and actions; and

•

a number of additional factors may adversely affect our Markel Ventures operations, and the markets they serve, and negatively impact their revenues and profitability, including, among others: adverse weather conditions, plant disease and other contaminants; changes in government support for education, healthcare and infrastructure projects; changes in capital spending levels; changes in the housing and commercial construction markets; liability for environmental matters; volatility in the market prices for their products; and volatility in commodity prices and interest and foreign currency exchange rates.

Our premium volume, underwriting and investment results and results from our other operations have been and will continue to be potentially materially affected by these factors. In addition, with respect to previously reported developments at Markel CATCo Investment Management Ltd. (MCIM), a consolidated subsidiary, and the decision to place both the insurance-linked securities funds managed by MCIM (the Markel CATCo Funds) and Markel CATCo Re Ltd., an unconsolidated subsidiary of MCIM (Markel CATCO Re), into run-off:

•

the inquiries by the U.S. Department of Justice, U.S. Securities and Exchange Commission and Bermuda Monetary Authority into loss reserves recorded in late 2017 and early 2018 at Markel CATCo Re (the Markel CATCo Inquiries) may result in adverse findings, reputational damage, the imposition of sanctions, increased costs, litigation and other negative consequences; and

•	management time and resources may be diverted to address the Markel CATCo Inquiries, as well as related litigation.

By making forward-looking statements, we do not intend to become obligated to publicly update or revise any such statements whether as a result of new information, future events or other changes. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand us and the terms of the Series A Preferred Shares. The “Description of Series A Preferred Shares” section of this prospectus supplement contains more detailed information regarding the terms of the Series A Preferred Shares. You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the Series A Preferred Shares and the other considerations that are important to you in making a decision about whether to invest in the Series A Preferred Shares.

Unless otherwise indicated, references in this section to “Markel,” “Company,” “we,” “us” and “our” are to Markel Corporation and not to any of its consolidated subsidiaries.

Markel Corporation

We are a diverse financial holding company serving a variety of niche markets. Our principal business markets and underwrites specialty insurance products.

In each of our businesses, we seek to provide quality products and excellent customer service so that we can be a market leader.

Our financial goals are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value.

We are a Virginia corporation headquartered at 4521 Highwoods Parkway, Glen Allen, Virginia 23060-6148; telephone number (804) 747-0136.

Recent Developments

On March 11, 2020, COVID-19, a novel coronavirus outbreak, was declared a pandemic by the World Health Organization. This pandemic has caused unprecedented social and economic disruption, increased volatility of capital markets and intervention by various governments and central banks around the world. We are committed to serving the needs of our employees, customers, business partners and shareholders and have developed a COVID-19 response team to monitor our efforts around safeguarding our people, supporting our front office and business operations, understanding and managing our loss exposures and other risks associated with COVID-19 and keeping our employees, customers, business partners and shareholders informed. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments Related to COVID-19” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 for discussion of impacts we have experienced to our results of operations and financial condition and potential impacts that may result as the effects of the COVID-19 pandemic evolve, as well as steps we are taking to respond to the economic disruption and dislocation caused by the pandemic.

The Offering

Issuer	Markel Corporation.

Securities Offered	600,000 Series A 6.000% Fixed-Rate Reset Non-Cumulative Preferred Shares, no par value, with a $1,000 liquidation preference per share (the Series A Preferred Shares).

We may at any time and from time to time, without notice to or the consent of holders of the Series A Preferred Shares, issue additional Series A Preferred Shares either through public or private sales, that would be deemed to form a single series with the Series A Preferred Shares offered hereby, provided that such additional shares are fungible for U.S. federal income tax purposes with the Series A Preferred Shares offered hereby. We may also issue additional series of preferred shares at any time and from time to time, without notice to or the consent of holders of the Series A Preferred Shares.

Dividends	Holders of Series A Preferred Shares will be entitled to receive dividend payments only when, as and if declared by our board of directors (or a duly authorized committee of the board), out of funds legally available for the payment of dividends.

Any such dividends will accrue on the liquidation preference of $1,000 per share (i) from the date of original issue to, but excluding, June 1, 2025 (the First Call Date) at a fixed rate per annum of 6.000% and (ii) from, and including, the First Call Date, during each reset period, at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent reset dividend determination date plus 5.662%.

A “reset date” means the First Call Date and each date falling on the fifth anniversary of the preceding reset date. A “reset period” means the period from and including the First Call Date to, but excluding, the next following reset date and thereafter each period from and including each reset date to, but excluding, the next following reset date. A “reset dividend determination date” means, in respect of any reset period, the day falling two business days prior to the beginning of such reset period.

Dividends on the Series A Preferred Shares will not be cumulative and will not be mandatory. Accordingly, if dividends are not declared on the Series A Preferred Shares for any dividend period, then any accrued dividends for that dividend period shall cease to accrue and will not be payable. If our board of directors (or a duly authorized committee of the board) has not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends accrued for such dividend period on or after the dividend payment date for that dividend period, whether or not dividends on the Series A Preferred Shares are declared for any subsequent dividend period.

A “dividend period” is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on, and include, the original issue date of the Series A Preferred Shares and will end on, but exclude, the December 1, 2020 dividend payment date.

So long as any Series A Preferred Shares remain outstanding for any dividend period, unless the full dividends for the latest completed dividend period on all outstanding Series A Preferred Shares have been declared and paid, we may not (i) declare or pay a dividend on our common shares or any other shares of our junior stock or (ii) purchase, redeem or otherwise acquire for consideration any common shares or junior stock, subject to certain exceptions.

See “Description of the Series A Preferred Shares—Dividends.”

Payment of dividends on the Series A Preferred Shares is subject to certain legal, regulatory and other restrictions as described elsewhere in this prospectus supplement.

Dividend Payment Dates	The 1st day of June and December of each year, commencing on December 1, 2020. If any dividend payment date is not a business day (as defined below), then such date will nevertheless be a dividend payment date, but dividends on the Series A Preferred Shares, when, as and if declared, will be paid on the next succeeding business day, without any adjustment in the amount of the dividend per Series A Preferred Share. “Business day” means any day other than (i) a Saturday or Sunday or a legal holiday or (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed.

Optional Redemption	The Series A Preferred Shares are perpetual and have no maturity date.

We may, at our option, redeem the Series A Preferred Shares (i) in whole but not in part, at any time, within 90 days after the occurrence of a “rating agency event,” at a redemption price equal to $1,020 per Series A Preferred Share, plus an amount equal to any accrued and unpaid dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date, (ii) in whole but not in part, at any time, within 90 days after the occurrence of a “regulatory capital event,” at a redemption price equal to $1,000 per Series A Preferred Share, plus an amount equal to any accrued and unpaid dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date or (iii) in whole or in part, on the First Call Date or any subsequent reset date, at a redemption price equal to $1,000 per Series A Preferred Share, plus an amount equal to any accrued and unpaid dividends per share that have accrued but have not been declared and paid for the then-current dividend period to, but excluding, such redemption date. See

“Description of the Series A Preferred Shares—Optional Redemption.”

Holders of the Series A Preferred Shares will have no right to require the redemption or repurchase of the Series A Preferred Shares.

Ranking	The Series A Preferred Shares:

•

will rank senior to our junior stock, which includes our common shares and any other class or series of our capital stock that we may issue that does not expressly provide that such stock ranks senior to or on parity with the Series A Preferred Shares with respect to the payment of dividends and/or distributions of assets upon liquidation, dissolution or winding-up (collectively, the junior stock);

•

will rank equally with each other series of our preferred shares that we may issue that expressly provides that such stock ranks equally with the Series A Preferred Shares with respect to the payment of dividends and/or distributions of assets upon liquidation, dissolution or winding-up (collectively, the parity stock);

•

will rank junior to any class or series of our capital stock issued after the original issuance date of the Series A Preferred Shares that expressly provides that such stock ranks senior to the Series A Preferred Shares with respect to the payment of dividends and/or distributions of assets upon liquidation, dissolution or winding-up (the issuance of such stock being subject to the approval of the Series A Preferred Shares and any other series of preferred shares entitled to vote thereon as provided for under “Description of the Series A Preferred Shares—Voting Rights—Other Voting Rights”) (collectively, the senior stock); and

•

will rank junior to all our existing and future indebtedness (including indebtedness outstanding under our credit facilities and our unsecured senior notes) and other liabilities with respect to assets available to satisfy claims against us.

In addition, the Series A Preferred Shares will be structurally subordinated to all debt, preferred equity and other liabilities of our subsidiaries, which means that creditors and any preferred equity holders of our subsidiaries will be paid from the assets of such subsidiaries before we would have any claims to those assets.

Parity stock with respect to the Series A Preferred Shares may include series of our preferred shares that have different dividend rates, redemption or conversion features, mechanics, dividend periods (e.g., quarterly rather than semi-annual), payment of dividends (whether cumulative or non-cumulative), payment dates and record dates than the Series A Preferred Shares.

As of the date of this prospectus supplement, we do not have any junior stock, other than the common shares, or any parity stock or any senior stock outstanding. As of March 31, 2020, we had $3.6 billion of indebtedness outstanding on a consolidated basis. Of the reported outstanding indebtedness on a consolidated basis at March 31, 2020, our consolidated subsidiaries had $154.5 million of outstanding indebtedness for borrowed money.

See “Description of the Series A Preferred Shares—Ranking.”

Liquidation Rights	Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of the Series A Preferred Shares, are entitled to receive out of our assets available for distribution to shareholders, before any distribution is made to holders of common shares or other junior stock, a liquidating distribution equal to the liquidation preference of $1,000 per Series A Preferred Share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made pro rata as to the Series A Preferred Shares and any parity stock and only to the extent of our assets, if any, that are available after satisfaction of all liabilities to creditors and any required distributions to holders of any senior stock.

See “Description of the Series A Preferred Shares—Liquidation Rights.”

Voting Rights	Holders of the Series A Preferred Shares will have no voting rights, except (i) with respect to certain fundamental changes in the terms of the Series A Preferred Shares, (ii) in the case of certain dividend non-payments and (iii) as otherwise required by applicable law.

See “Description of the Series A Preferred Shares—Voting Rights.”

Maturity	The Series A Preferred Shares do not have any maturity date, and we are not required to redeem the Series A Preferred Shares. Accordingly, Series A Preferred Shares will remain outstanding indefinitely, unless and until we decide to redeem them.

Preemptive and Conversion Rights	None.

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes.

See “Use of Proceeds.”

Risk Factors	Investing in the Series A Preferred Shares involves risks. You should carefully consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should carefully read the section entitled “Risk Factors” on page S-11 and in the reports we file with the Securities and Exchange Commission before purchasing any of the Series A Preferred Shares.

Transfer Agent and Registrar	American Stock Transfer & Trust Co., LLC

Calculation Agent	Unless we have validly called all Series A Preferred Shares for redemption on the First Call Date, we will appoint a calculation agent with respect to the Series A Preferred Shares prior to the reset dividend determination date preceding the First Call Date.

RISK FACTORS

An investment in the Series A Preferred Shares involves certain risks. In addition to the matters addressed in “Cautionary Note on Forward-Looking Statements” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks relating to our business discussed under the headings “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, you should consider the risk factors discussed below in determining whether to purchase Series A Preferred Shares.

Risks Relating to the Series A Preferred Shares

The Series A Preferred Shares are equity and are subordinate to our existing and future indebtedness.

The Series A Preferred Shares are equity interests in us and do not constitute indebtedness. As such, the Series A Preferred Shares will rank junior to all indebtedness and other non-equity claims on us with respect to assets available to satisfy claims on us, including in the event of our bankruptcy, liquidation or dissolution. As of March 31, 2020, we had $3.6 billion of indebtedness outstanding on a consolidated basis.

The Series A Preferred Shares will be effectively subordinated to the obligations of our subsidiaries.

We are a holding company and conduct substantially all of our operations through our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their liquidation, reorganization or otherwise, and thus the ability of a holder of the Series A Preferred Shares to benefit indirectly from such distribution, will be subject to the prior claims of the subsidiaries’ creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of those subsidiaries and any indebtedness of those subsidiaries senior to that held by us.

The applicable insurance laws of the jurisdiction where each of our insurance subsidiaries is domiciled would govern any proceedings relating to that insurance subsidiary. The insurance authority of that jurisdiction would act as a liquidator or rehabilitator for the subsidiary. Both creditors and policyholders of the subsidiary would be entitled to payment in full from the subsidiary’s assets before we, as a shareholder, would be entitled to receive any distribution from the subsidiary which we might apply to make payments under the Series A Preferred Shares.

Accordingly, our obligations under the Series A Preferred Shares will be effectively subordinated to all existing and future indebtedness and liabilities of our subsidiaries, including liabilities under insurance products written by our insurance subsidiaries, and you should look only to our assets for payment under the Series A Preferred Shares. Of the reported outstanding indebtedness on a consolidated basis at March 31, 2020 noted above, our consolidated subsidiaries had $154.5 million of outstanding indebtedness for borrowed money.

Our ability to pay dividends on the Series A Preferred Shares is dependent upon distributions from our subsidiaries, but our subsidiaries ability to make distributions is limited.

We are a holding company and, as a result, our cash flow and our ability to service our debt, pay any dividends (including dividends on the Series A Preferred Shares) and pay our other obligations depend upon the earnings of our subsidiaries and on the distribution of earnings, loans or other payments by our subsidiaries to us. The payment of dividends by our insurance subsidiaries, which account for a significant portion of our operating cash flows, may require prior regulatory notice or approval or may be restricted by capital requirements imposed by regulatory authorities. Similarly, our insurance subsidiaries may require capital contributions from us to satisfy their capital requirements. In addition, our reinsurance contracts typically allow the cedent, upon a reduction in an insurance company’s capital in excess of specified amounts, to terminate its contract on terms disadvantageous to us or to exercise other remedies that may adversely affect us. Those contract provisions may have the effect of limiting distributions by our insurance subsidiaries to us.

Holders may not receive dividends on the Series A Preferred Shares.

Dividends on the Series A Preferred Shares are discretionary and non-cumulative. Consequently, if our board of directors (or a duly authorized committee of the board) does not authorize and declare a dividend for any dividend period, holders of the Series A Preferred Shares would not be entitled to receive any such dividend, and such dividend will cease to accrue and will not be payable. We will have no obligation to pay dividends accrued for a dividend period after the dividend payment date for such period if our board of directors (or a duly authorized committee of the board) has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to any other preferred shares we may issue.

In addition, if we fail to comply, or if and to the extent such act would cause us to fail to comply, with applicable laws, rules and regulations (including any applicable capital adequacy guidelines), we may not declare, pay or set aside for payment dividends on the Series A Preferred Shares. As a result, if payment of dividends on the Series A Preferred Shares for any dividend period would cause us to fail to comply with any applicable law, rule or regulation, we will not declare or pay a dividend for such dividend period.

If we are not paying full dividends on any parity stock, we will not be able to pay full dividends on the Series A Preferred Shares.

When dividends are paid in part, and not paid in full, on the Series A Preferred Shares or any shares of parity stock for a dividend period, then, to the extent permitted by the terms of the Series A Preferred Shares or any shares of parity stock, such partial dividends will be declared on the Series A Preferred Shares and parity stock, and dividends so declared will be paid, as to any such dividend payment date and related dividend period, in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. Therefore, if we are not paying full dividends on any parity stock we may issue in the future, we will not be able to pay full dividends on the Series A Preferred Shares.

Agreements to which we are or may become a party may restrict our ability to pay dividends on, redeem or make other payments with respect to the Series A Preferred Shares.

Agreements to which we become a party, including agreements governing any future indebtedness of ours, may limit our ability to pay cash dividends on, redeem or make other payments with respect to our capital stock, including the Series A Preferred Shares. In the event that any such agreements restrict our ability to pay dividends on the Series A Preferred Shares, we may be unable to pay dividends on the Series A Preferred Shares unless we can refinance the amounts outstanding under such agreements or obtain a consent, waiver or amendment under such agreements.

We may redeem the Series A Preferred Shares on June 1, 2025 or any subsequent reset date and at any time in the event of a rating agency event or regulatory capital event.

The Series A Preferred Shares will be a perpetual equity security. This means that the Series A Preferred Shares will have no maturity or mandatory redemption date and will not be redeemable at the option of the holders. We may, at our option, redeem the Series A Preferred Shares (i) in whole but not in part, at any time, within 90 days after the occurrence of a “rating agency event,” at a redemption price equal to $1,020 per Series A Preferred Share, plus an amount equal to any accrued and unpaid dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date, (ii) in whole but not in part, at any time, within 90 days after the occurrence of a “regulatory capital event,” at a redemption price equal to $1,000 per Series A Preferred Share, plus an amount equal to any accrued and unpaid dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date or (iii) in whole or in part, from time to time, on June 1, 2025 or any subsequent reset date, in each case, at a redemption price equal to $1,000 per Series A Preferred Share, plus an amount equal to any accrued and unpaid dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date. See “Description of the Series A Preferred Shares—Optional Redemption.”

Any decision we may make at any time to redeem the Series A Preferred Shares will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity and general market conditions at that time. Accordingly, you should not expect us to redeem the Series A Preferred Shares on the date they first become redeemable or on any particular date thereafter.

In addition, events that would constitute a “rating agency event” or a “regulatory capital event” could occur at any time and could result in the Series A Preferred Shares being redeemed earlier than would otherwise be the case. If we choose to redeem the Series A Preferred Shares, you may not be able to reinvest the redemption proceeds in a comparable security at an effective dividend rate or interest rate as high as the dividend rate payable on the Series A Preferred Shares.

The Series A Preferred Shares may not have an active trading market.

The Series A Preferred Shares are a new issue of securities with no established trading market, and we do not intend to apply for the listing or trading of the Series A Preferred Shares on any securities exchange or trading facility or for inclusion of the Series A Preferred Shares in any automated dealer quotation system. As a result, we cannot assure you that an active after-market for the Series A Preferred Shares will develop or be sustained or that holders of the Series A Preferred Shares will be able to sell their Series A Preferred Shares at favorable prices or at all. The difference between bid and ask prices in any secondary market for the Series A Preferred Shares could be substantial. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Series A Preferred Shares, and holders of the Series A Preferred Shares (which are perpetual equity securities and do not have a maturity date) may be required to bear the financial risks of an investment in the Series A Preferred Shares for an indefinite period of time.

The voting rights of holders of the Series A Preferred Shares will be limited.

Holders of the Series A Preferred Shares have no voting rights with respect to matters that generally require the approval of voting shareholders. The limited voting rights of holders of the Series A Preferred Shares include the right to vote as a class on certain fundamental matters that may affect the preference or special rights of the Series A Preferred Shares, as described under “Description of the Series A Preferred Shares—Voting Rights.”

In addition, if dividends on the Series A Preferred Shares have not been declared and paid for three dividend periods, whether or not for consecutive dividend periods, holders of the outstanding Series A Preferred Shares, voting together as a single class with holders of any and all other series of voting preferred shares (as defined herein) then outstanding, will be entitled to vote for the election of two additional directors, subject to the terms and to the limited extent described under “Description of the Series A Preferred Shares—Voting Rights.”

A downgrade, suspension or withdrawal of, or change in the methodology used to determine any rating assigned by a rating agency to us or our securities, including the Series A Preferred Shares, could cause the liquidity or trading price of the Series A Preferred Shares to decline significantly.

Actual or anticipated changes in the credit ratings assigned to the Series A Preferred Shares or our credit ratings generally could affect the trading price of the Series A Preferred Shares. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the insurance industry as a whole and may change their credit rating for us and our securities, including the Series A Preferred Shares, based on their overall view of our industry. A downgrade, withdrawal, or the announcement of a possible downgrade or withdrawal of the ratings assigned to the Series A Preferred Shares, us or our other securities, or any perceived decrease in our creditworthiness could cause the trading price of the Series A Preferred Shares to decline significantly.

The rating agencies that currently or may in the future publish a rating for us or the Series A Preferred Shares may from time to time in the future change the methodologies that they use for analyzing securities with features similar to the Series A Preferred Shares. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Series A Preferred Shares, which is sometimes called “notching.” If the rating agencies change their practices for rating these securities in the future, and the ratings of the Series A Preferred Shares are subsequently lowered or “notched” further, the trading price of the Series A Preferred Shares could be negatively affected.

There may be future sales of Series A Preferred Shares, which may adversely affect the market price of the Series A Preferred Shares.

We are not restricted from issuing additional Series A Preferred Shares or securities similar to the Series A Preferred Shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Series A Preferred Shares. Holders of the Series A Preferred Shares have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of the Series A Preferred Shares could decline as a result of sales of additional Series A Preferred Shares or of other securities made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings. Thus, holders of the Series A Preferred Shares bear the risk of our future offerings reducing the market price of the Series A Preferred Shares and diluting their holdings in the Series A Preferred Shares.

The dividend rate will reset on the First Call Date and each subsequent reset rate and any dividends declared may be less than the initial fixed annual rate of 6.000% in effect until the First Call Date.

The annual dividend rate on the Series A Preferred Shares for each reset period will equal the Five-year U.S. Treasury Rate as of the most recent reset dividend determination date plus 5.662%. Therefore, any dividends declared after the First Call Date could be more or less than the fixed rate for the initial five-year period. We have no control over the factors that may affect U.S. Treasury Rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events.

Historical Five-year U.S. Treasury Rates are not an indication of future Five-year U.S. Treasury Rates.

As noted above, the annual dividend rate on the Series A Preferred Shares for each reset period will be set by reference to the Five-year U.S. Treasury Rate as of the most recent reset dividend determination date. In the past, U.S. Treasury Rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of U.S. Treasury Rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. Treasury Rates is not an indication that U.S. Treasury Rates are more or less likely to increase or decrease at any time after the First Call Date, and you should not take the historical U.S. Treasury Rates as an indication of future rates.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, after deducting the underwriting discount but before expenses, will be approximately $593,250,000. We intend to use the net proceeds of this offering for general corporate purposes.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of March 31, 2020:

•	on an actual basis; and

•	on an as-adjusted basis to give effect to the completion of the offering.

You should read the information in the following table together with our consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	March 31, 2020
	Actual	As Adjusted(a)
	(unaudited, in millions)
Cash and cash equivalents	$3,835	$4,428

Senior long-term debt and other debt	$3,594	$3,594
Shareholders’ equity:
Preferred stock and additional paid-in capital	—	593
Common stock and additional paid-in capital	3,420	3,420
Retained earnings	6,039	6,039
Accumulated other comprehensive income	262	262

Total shareholders’ equity	9,721	10,314
Total capitalization	$13,315	$13,908

(a)	The as-adjusted column does not reflect expenses associated with the offering of Series A Preferred Shares, which are estimated to be $1.4 million.

DESCRIPTION OF THE SERIES A PREFERRED SHARES

The following description is a summary of the terms of our Series A Preferred Shares. The description of the Series A Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our amended and restated articles of incorporation and our bylaws as amended and restated, that were filed or incorporated by reference as exhibits to the registration statement of which the accompanying prospectus is a part, the articles of amendment creating the Series A Preferred Shares (the Series A articles of amendment), which will be included as an exhibit to documents that we file with the SEC, and the applicable provisions of the Virginia Stock Corporation Act (the Virginia Act). As used in this section, the terms “Markel,” “Company,” “we,” “us” and “our” refer to Markel Corporation and not to any of its consolidated subsidiaries.

General

Our authorized capital stock includes 10,000,000 preferred shares, no par value. Under our articles of incorporation, one or more of our senior officers, acting under authority granted by our board of directors, will designate 600,000 shares of our authorized but unissued preferred shares as, and approve an amendment to our articles of incorporation creating, a series of our preferred shares designated as the Series A 6.000% Fixed-Rate Reset Non-Cumulative Preferred Shares which we refer to as the Series A Preferred Shares. As of the date hereof, there are no preferred shares issued and outstanding.

The Series A Preferred Shares offered by this prospectus supplement and the accompanying prospectus are part of a single series of authorized preferred shares. The number of authorized Series A Preferred Shares initially is 600,000 and the liquidation preference per share is $1,000. The Series A Preferred Shares will be fully paid and nonassessable when issued, which means that holders will have paid their purchase price in full and that we may not ask them to surrender additional funds with respect to such Series A Preferred Shares. Holders of the Series A Preferred Shares will not have preemptive or subscription rights to acquire more of the Company’s shares.

The Series A Preferred Shares will not be convertible into, or exchangeable for, our common shares or any other class or series of shares or other securities of the Company. The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund, retirement fund or purchase fund or other obligation of the Company to redeem, repurchase or retire the Series A Preferred Shares.

We may at any time and from time to time, without notice to or the consent of holders of the Series A Preferred Shares, issue additional Series A Preferred Shares either through public or private sales that would be deemed to form a single series with the Series A Preferred Shares offered hereby, provided that such additional Series A Preferred Shares are fungible for U.S. federal income tax purposes with the Series A Preferred Shares offered hereby. We also may issue other series of preferred shares at any time and from time to time, without notice to or the consent of holders of the Series A Preferred Shares. Any additional preferred shares may be issued from time to time in one or more series, each with preferences, limitations, designations, conversion or exchange rights, voting rights, dividend rights, redemption provisions, voluntary and involuntary liquidation rights and other rights as our board may determine at the time of issuance.

Ranking

With respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding-up, the Series A Preferred Shares will rank:

•	senior to our junior stock (as defined below under “—Dividends”);

•

equally with each other series of our preferred shares that we may issue that expressly provides that such stock ranks equally with the Series A Preferred Shares with respect to the payment of dividends and/or distributions of assets upon liquidation, dissolution or winding up (collectively, the parity stock);

•

junior to any class or series of our capital stock issued after the original issuance date of the Series A Preferred Shares that expressly provides that such stock ranks senior to the Series A Preferred Shares with respect to the payment of dividends and/or distributions of assets upon liquidation, dissolution or winding up (the issuance of such stock being subject to the approval of the Series A Preferred Shares and any other series of preferred shares entitled to vote thereof as provided for under “—Voting Rights—Other Voting Rights”) (collectively, the senior stock); and

•

junior to all our existing and future indebtedness (including indebtedness outstanding under our credit facilities and our unsecured senior notes) and other liabilities with respect to assets available to satisfy claims against us.

In addition, the Series A Preferred Shares will be structurally subordinated to all debt, preferred equity and other liabilities of our subsidiaries, which means that creditors and any preferred equity holders of our subsidiaries will be paid from the assets of such subsidiaries before we would have any claims to those assets.

As of the date of this prospectus supplement, we do not have any junior stock, other than our common shares, or any senior stock or parity stock outstanding. As of March 31, 2020, we had $3.6 billion of indebtedness outstanding on a consolidated basis. Of the reported outstanding indebtedness on a consolidated basis at March 31, 2020, our consolidated subsidiaries had $154.5 million of outstanding indebtedness for borrowed money.

Dividends

Dividends on the Series A Preferred Shares will not be mandatory. Holders of Series A Preferred Shares will be entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of the board), to the extent permitted by Virginia law, semi-annually in arrears on the 1st day of June and December of each year, commencing on December 1, 2020, non-cumulative cash dividends that accrue for the relevant dividend period as follows:

•	from the date of original issue, to, but excluding June 1, 2025 (the First Call Date) at a fixed rate per annum of 6.000% on the liquidation preference of $1,000 per share; and

•

from the First Call Date, during each reset period (as defined below), at a rate per annum equal to the Five-year U.S. Treasury Rate (as defined below) as of the most recent reset dividend determination date plus 5.662% on the liquidation preference of $1,000 per share.

If we issue additional Series A Preferred Shares after the original issue date, dividends on such shares will accrue from the original issue date if such shares are issued prior to the first dividend payment date and otherwise will accrue from the date on which such shares are issued (if it is a dividend payment date) or the dividend payment date next preceding the date they are issued.

Dividends will be payable to holders of record of the Series A Preferred Shares as they appear on our books on the applicable record date, which shall be the fifteenth calendar day before that dividend payment date or such other record date fixed by our board of directors (or a duly authorized committee of the board) that is not more than 60 nor less than 10 days prior to such dividend payment date (each, a dividend record date). Dividend record dates will apply regardless of whether a particular dividend record date is a business day.

Dividends payable on the Series A Preferred Shares will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If any dividend payment date is not a business day, then such date will nevertheless be a dividend payment date, but dividends on the Series A Preferred Shares, when, as and if declared, will be paid on the next succeeding business day (without adjustment in the amount of the dividend per Series A Preferred Share). “Business day” means any day other than (i) a Saturday or Sunday or a legal holiday or (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed.

A “dividend period” is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on, and include, the original issue date of the Series A Preferred Shares and will end on, but exclude, the December 1, 2020 dividend payment date.

A “reset date” means the First Call Date and each date falling on the fifth anniversary of the preceding reset date.

A “reset period” means the period from and including the First Call Date to, but excluding, the next following reset date and thereafter each period from and including each reset date to, but excluding, the next following reset date.

A “reset dividend determination date” means, in respect of any reset period, the day falling two business days prior to the beginning of such reset period.

The “Five-year U.S. Treasury Rate” means, as of any reset dividend determination date, as applicable, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the weekly average yield to maturity for U.S. Treasury securities with a maturity of five years from the next reset date and trading in the public securities markets or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next reset date and trading in the public securities markets, then the rate will be determined by interpolation between the most recent weekly average yield to maturity for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the reset date following the next succeeding reset dividend determination date, and (B) the other maturity as close as possible to, but later than, the reset date following the next succeeding reset dividend determination date, in each case as published in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior reset dividend determination date or, if this sentence is applicable with respect to the first reset dividend determination date, 0.338%.

“H.15” means the statistical release designated as “H.15 Daily Update,” or any successor publication, published by the Board of Governors of the United States Federal Reserve System, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the second business day prior to the applicable reset date.

Unless we have validly called all Series A Preferred Shares for redemption on the First Call Date, we will appoint a calculation agent with respect to the Series A Preferred Shares prior to the reset dividend determination date preceding the First Call Date. The applicable dividend rate for each reset period will be determined by the calculation agent, as of the applicable reset dividend determination date. Promptly upon such determination, the calculation agent will notify us of the dividend rate for the reset period. The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any dividend period beginning on or after the First Call Date will be on file at our principal offices, will be made available to any holder of Series A Preferred Shares upon request and will be final and binding in the absence of manifest error.

Dividends on the Series A Preferred Shares will not be cumulative. Accordingly, if our board of directors (or a duly authorized committee of the board), does not declare a dividend on the Series A Preferred Shares payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue, we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any subsequent time, whether or not dividends on the Series A Preferred Shares are declared for any subsequent dividend period, and no interest, or sum of money in lieu of interest, will be payable in respect of any dividend not so declared. References to the “accrual” of dividends in this prospectus supplement refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

So long as any Series A Preferred Shares remain outstanding for any dividend period, unless the full dividends for the latest completed dividend period on all outstanding Series A Preferred Shares have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside), during a dividend period:

•	no dividend shall be paid or declared on our common shares or any other shares of our junior stock, other than:

•

any dividend paid on junior stock in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or is other junior stock, or

•

any dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock or other property under such plan, or the redemption or repurchase of any rights under such plan; and

•	no common shares or other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, other than:

•	as a result of a reclassification of junior stock for or into other junior stock,

•	the exchange, redemption or conversion of one share of junior stock for or into another share of junior stock,

•

purchases, redemptions or other acquisitions of shares of junior stock in connection with (x) any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors, consultants or independent contractors, (y) a dividend reinvestment or shareholder stock purchase plan, or (z) the satisfaction of our obligations pursuant to any contract outstanding at the beginning of the applicable dividend period requiring such purchase, redemption or other acquisition,

•	the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged, or

•	through the use of the proceeds of a substantially contemporaneous sale of junior stock.

As used in this prospectus supplement, “junior stock” means our common shares and any other class or series of capital stock of the Company that does not expressly provide that such stock ranks senior to or on parity with the Series A Preferred Shares as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets upon any liquidation, dissolution or winding-up of the Company.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on any dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Shares, on a dividend payment date falling within the related dividend period for the Series A Preferred Shares) upon the Series A Preferred Shares or any shares of parity stock, all dividends declared on the Series A Preferred Shares and all such parity stock and payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Shares, on a dividend payment date falling within the related dividend period for the Series A Preferred Shares) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per Series A Preferred Share and per share of all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Shares, on a dividend payment date falling within the related dividend period for the Series A Preferred Shares) bear to each other. As used in this paragraph, payment of dividends “in full” means, as to any parity stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such parity stock current in dividends, including undeclared dividends for past dividend periods. To the extent a dividend period with respect to the Series A Preferred Shares or any shares of parity stock (in either case, the first series) coincides with more than one dividend period with respect to another series as applicable (in either case, a second series), then, for purposes of this paragraph, our board of directors (or a duly authorized committee of the board) may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any parity stock and dividend period(s) with respect to the Series A Preferred Shares for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such parity stock and the Series A Preferred Shares.

As used in this prospectus supplement, “parity stock” means any class or series of stock of the Company that ranks equally with the Series A Preferred Shares in the payment of dividends (whether such dividends are cumulative or non-cumulative) and in the distribution of assets on any liquidation, dissolution or winding-up of the Company.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common shares and any other junior stock from time to time out of any funds legally available for such payment, and the Series A Preferred Shares shall not be entitled to participate in any such dividend.

Dividends on the Series A Preferred Shares will not be declared, paid or set aside for payment if we fail to comply, or if such act would cause us to fail to comply, with applicable laws, rules and regulations.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Series A Preferred Shares and any parity stock are entitled to receive out of assets of the Company available for distribution to shareholders, after satisfaction of liabilities to creditors and any required distributions to holders of any senior stock, if any, before any distribution of assets is made to holders of common shares and any other junior stock, a liquidating distribution equal to the liquidation preference of $1,000 per share, in the case of holders of Series A Preferred Shares, and the respective liquidation preference, in the case of holders of any parity stock, plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series A Preferred Shares will not be entitled to any other amounts from us after they have received their full liquidation preference.

In any such distribution, if the assets of the Company are not sufficient to pay the liquidation preferences in full to all holders of the Series A Preferred Shares and all holders of any parity stock, the amounts paid to the holders of Series A Preferred Shares and to the holders of any parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred shares means the amount payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of stock on which dividends accrue on a cumulative basis). If the liquidation preference has been paid in full to all holders of the Series A Preferred Shares and any holders of parity stock, the holders of our junior stock shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

For purposes of this section, the merger or consolidation of the Company with any other entity, including a merger or consolidation in which the holders of the Series A Preferred Shares receive cash, securities or other property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Company, for cash, securities or other property shall not constitute a liquidation, dissolution or winding-up of the Company.

Optional Redemption

The Series A Preferred Shares is perpetual and has no maturity date. The Series A Preferred Shares is not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions.

We may redeem the Series A Preferred Shares at our option:

•

in whole but not in part, at any time, within 90 days after the occurrence of a “rating agency event,” at a redemption price equal to $1,020 per Series A Preferred Share, plus an amount equal to any accrued and unpaid dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, the redemption date;

•

in whole but not in part, at any time, within 90 days after the occurrence of a “regulatory capital event,” at a redemption price equal to $1,000 per Series A Preferred Share, plus an amount equal to any accrued and unpaid dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding the redemption date; or

•

in whole or in part, from time to time, on the First Call Date or any subsequent reset date, at a redemption price equal to $1,000 per Series A Preferred Share, plus an amount equal to any accrued and unpaid dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, the redemption date.

Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period will not constitute a part of or be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on the dividend record date relating to the dividend payment date.

Holders of the Series A Preferred Shares will have no right to require the redemption or repurchase of the Series A Preferred Shares.

“Rating agency event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Securities Exchange Act of 1934, as amended (the Exchange Act), that then publishes a rating for us (a rating agency) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series A Preferred Shares, which amendment, clarification or change results in:

•

the shortening of the length of time the Series A Preferred Shares are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Series A Preferred Shares; or

•

the lowering of the equity credit (including up to a lesser amount) assigned to the Series A Preferred Shares by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Series A Preferred Shares.

“Regulatory capital event” means that we become subject to capital adequacy supervision by a capital regulator and the capital adequacy guidelines that apply to us as a result of being so subject set forth criteria pursuant to which the liquidation preference amount of the Series A Preferred Shares would not qualify as capital under such capital adequacy guidelines, as we may determine at any time, in our sole discretion.

If the Series A Preferred Shares are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series A Preferred Shares to be redeemed, mailed not less than 10 days nor more than 60 days prior to the date fixed for redemption thereof. Any notice mailed as provided in this paragraph shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of Series A Preferred Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Series A Preferred Shares. Notwithstanding the foregoing, if the Series A Preferred Shares are held in book-entry form through The Depository Trust Company (DTC) or any other similar facility, such notice of redemption may be given to the holders of Series A Preferred Shares at such time and in any manner permitted by such facility.

Each notice of redemption will include a statement setting forth:

•	the redemption date;

•

the number of Series A Preferred Shares to be redeemed and, if less than all the Series A Preferred Shares held by such holder are to be redeemed, the number of such Series A Preferred Shares to be redeemed from such holder;

•	the redemption price;

•

if Series A Preferred Shares are evidenced by definitive certificates, the place or places where holders may surrender certificates evidencing those Series A Preferred Shares for payment of the redemption price; and

•	that dividends will cease to accrue on the redemption date.

If a notice of redemption of any Series A Preferred Shares has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any Series A Preferred Shares so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such Series A Preferred Shares, such Series A Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such Series A Preferred Shares will terminate, except the right to receive the redemption price, without interest. Any funds unclaimed at the end of one year from the redemption date, to the extent permitted by law, shall be released from the trust so established and may be commingled with our other funds, and after that time the holders of the shares so called for redemption shall look only to us for payment of the redemption price of such shares.

In case of any redemption of only part of the Series A Preferred Shares then outstanding, the Series A Preferred Shares to be redeemed shall be selected either pro rata, by lot or by such other method in accordance with the procedures of DTC.

Voting Rights

Except as provided below or as otherwise required by applicable law, the holders of the Series A Preferred Shares will have no voting rights.

Right to Elect Two Directors on Nonpayment of Dividends

Whenever dividends on any Series A Preferred Shares shall have not been declared and paid for three or more dividend periods, whether or not for consecutive dividend periods (a Nonpayment), the holders of such Series A Preferred Shares, voting together as a single class with holders of any and all other series of voting preferred shares (as defined below) then outstanding, with each series having a number of votes proportionate to the aggregate liquidation preference of the then outstanding shares of such series, will be entitled to vote for the election of a total of two additional members of our board of directors (the Preferred Shares Directors), provided that the election of any such directors shall not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors and provided further that our board of directors shall at no time include more than two Preferred Shares Directors. In that event, our board of directors will promptly take action to increase the number of directors on our board of directors by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series A Preferred Shares then outstanding or of any other series of voting preferred shares then outstanding (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the Series A Preferred Shares and any such series of voting preferred shares for at least two consecutive dividend periods (or the equivalent thereof, in the case of any other series of voting preferred shares) following the Nonpayment shall have been fully paid or declared and a sum sufficient for payment thereof set aside for payment.

As used in this prospectus supplement, “voting preferred shares” means any other class or series of preferred shares of the Company ranking equally with the Series A Preferred Shares either as to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up and upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the Series A Preferred Shares and any other voting preferred shares have been voted in favor of any matter shall be determined by reference to the respective liquidation preferences of the Series A Preferred Shares and voting preferred shares voted.

If and when dividends for at least two consecutive dividend periods (or the equivalent thereof, in the case of any other series of voting preferred shares) following a Nonpayment have been paid in full or declared and a sum sufficient for payment thereof set aside for payment, the holders of the Series A Preferred Shares shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and, if such voting rights for all other holders of voting preferred shares have terminated, the term of office of each Preferred Shares Director so elected shall immediately terminate and the number of directors on the board of directors shall be reduced by two. In determining whether dividends have been paid for at least two dividend periods following a Nonpayment, we may take account of any dividend we elect to pay for such a dividend period after the regular dividend date for that period has passed. Any Preferred Shares Director may be removed at any time without cause by the holders of record of a majority of the Series A Preferred Shares then outstanding and any other voting preferred shares then outstanding (voting together as a class) when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Shares Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Shares Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the Series A Preferred Shares then outstanding and any other voting preferred shares then outstanding (voting together as a class) when they have the voting rights described above; provided that the filling of any such vacancy shall not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. Any such vote to remove, or to fill a vacancy in the office of, a Preferred Shares Director may be taken only at a special meeting called at the request of the holders of record of at least 20% of the Series A Preferred Shares then outstanding or of any other series of voting preferred shares then outstanding (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders). The Preferred Shares Directors shall each be entitled to one vote per director on any matter.

Other Voting Rights.

So long as any Series A Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by our amended and restated articles of incorporation, the vote or consent of the holders of at least two thirds of the Series A Preferred Shares then outstanding, voting together as a single class with any other series of preferred shares entitled to vote thereon (to the exclusion of all other series of preferred shares), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

•

Authorization of Senior Stock. Any amendment or alteration of our amended and restated articles of incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or senior stock;

•

Amendment of Articles of Incorporation or Bylaws. Any amendment, alteration or repeal of any provision of our amended and restated articles of incorporation (including to the Series A Preferred Shares articles of amendment) or bylaws that would alter or change the voting powers, preferences or special rights of the Series A Preferred Shares so as to affect them materially and adversely; provided, however, that the amendment of our amended and restated articles of incorporation so as to authorize or create, or to increase the authorized amount of, any class or series of stock that does not rank prior to the Series A Preferred Shares in either the payment of dividends (whether such dividends are cumulative or non-cumulative) or in the distribution of assets on any liquidation, dissolution or winding up of the Company shall not be deemed to affect adversely the voting powers, preferences or special rights of the Series A Preferred Shares; or

•

Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions. Any consummation of (x) a binding share exchange or reclassification involving the Series A Preferred Shares, (y) a merger or consolidation of the Company with another entity (whether or not a corporation) or (z) a conversion, transfer, domestication or continuance of the Company into another entity or an entity organized under the laws of another jurisdiction, unless in each case (A) the Series A Preferred Shares remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, or any such conversion, transfer, domestication or continuance, the Series A Preferred Shares are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (B) such Series A Preferred Shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series A Preferred Shares immediately prior to such consummation, taken as a whole.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation, or any conversion, transfer, domestication or continuance described above would materially and adversely affect one or more but not all series of preferred shares (including the Series A Preferred Shares for this purpose), then only the series materially and adversely affected and entitled to vote shall vote to the exclusion of all other series of preferred shares. If all series of preferred shares are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation, or conversion, transfer, domestication or continuance, described above, there shall be required a two-thirds approval of each series that will have a diminished status.

To the fullest extent permitted by law, without the consent of the holders of the Series A Preferred Shares, so long as such action does not adversely affect the rights, preferences, privileges and voting powers of the Series A Preferred Shares, we may amend, alter or supplement any terms of the Series A Preferred Shares:

•	to cure any ambiguity, or to cure, correct or supplement any provision contained in the Series A Preferred Shares articles of amendment that may be defective or inconsistent; or

•

to make any provision with respect to matters or questions arising with respect to the Series A Preferred Shares that is not inconsistent with the provisions of the Series A Preferred Shares articles of amendment.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares have been redeemed or called for redemption on proper notice and sufficient funds have been set aside by us for the benefit of the holders of the Series A Preferred Shares to effect the redemption unless in the case of a vote or consent required to authorize senior stock if all outstanding Series A Preferred Shares are being redeemed with the proceeds from the sale of the stock to be authorized.

Under current provisions of the Virginia Act, the holders of issued and outstanding preferred shares are entitled to vote as a class, with the consent of the majority of the class being required to approve an amendment to our amended and restated articles of incorporation if the amendment would increase or decrease the aggregate number of authorized shares of such class or increase or decrease the par value of the shares of such class.

In addition, without the consent of the holders of the Series A Preferred Shares, we may amend, alter, supplement or repeal any terms of the Series A Preferred Shares to conform the terms of the Series A Preferred Shares to the description thereof in the accompanying prospectus as supplemented and/or amended by this “Description of the Series A Preferred Shares” section of the preliminary prospectus supplement for the Series A Preferred Shares, as further supplemented and/or amended by the related pricing term sheet.

Holders of Series A Preferred Shares will not be entitled to vote with respect to any increase in the total number of our authorized common shares or preferred shares, any increase in the number of authorized Series A Preferred Shares or the creation or issuance of any other class or series of capital stock, or any increase in the number of authorized shares of any other class or series of capital stock, in each case, ranking on parity with or junior to the Series A Preferred Shares with respect to the payment of dividends and/or the distribution of assets upon liquidation, dissolution or winding up, except as set forth above.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice, and sufficient funds shall have been set aside by us for the benefit of the holders of Series A Preferred Shares to effect such redemption.

Transfer Agent and Registrar

American Stock Transfer & Trust Co., LLC will be the transfer agent and registrar for the Series A Preferred Shares as of the original issue date. We may terminate such appointment and may appoint a successor transfer agent and registrar at any time and from time to time. The transfer agent and/or registrar may be a person or entity affiliated with us.

Calculation Agent

The “calculation agent” means, at any time, the person or entity appointed by us and serving as such agent with respect to the Series A Preferred Shares at such time. Unless we have validly called all Series A Preferred Shares for redemption on the First Call Date, we will appoint a calculation agent with respect to the Series A Preferred Shares prior to the reset dividend determination date preceding the First Call Date. We may terminate any such appointment and may appoint a successor agent at any time and from time to time. We may appoint ourselves or an affiliate of ours as calculation agent.

BOOK-ENTRY SYSTEM

The Series A Preferred Shares will be represented by one or more fully registered global securities, each of which is referred to in this prospectus supplement as a “Global Security.” Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for Series A Preferred Shares in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

Except under limited circumstances, Series A Preferred Shares represented by a Global Security will not be exchangeable for, and will not otherwise be issuable as, a certificated security. Investors may elect to hold interests in a Global Security through either DTC in the United States or Clearstream Banking, S.A. (Clearstream) or Euroclear Bank SA/NV, as operator of the Euroclear System (Euroclear) in Europe if they are participants of such systems, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Beneficial interests in the Series A Preferred Shares will be represented through book-entry accounts of financial institutions acting on behalf of Beneficial Owners (as defined below) as Direct and Indirect Participants (as defined below) in DTC. So long as DTC, or its nominee, is a registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Series A Preferred Shares represented by such Global Security for all purposes under the instruments governing the rights and obligations of holders of the Series A Preferred Shares. Except as provided below, the actual owners of the Series A Preferred Shares represented by a Global Security (the Beneficial Owners) will not be entitled to have the Series A Preferred Shares represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Series A Preferred Shares in definitive form and will not be considered the owners or holders thereof under the instruments governing the rights and obligations of holders of the Series A Preferred Shares.

Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of DTC and, if such person is not a participant of DTC (a Participant), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of the Series A Preferred Shares. Under existing industry practices, if any action is requested of, or entitled to be given or taken under the instruments governing the rights and obligations of holders of the Series A Preferred Shares by, holders of the Series A Preferred Shares, DTC would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners.

The Depository Trust Company

DTC will act as securities depositary for the Series A Preferred Shares. One or more Global Securities will initially represent the Series A Preferred Shares and will be deposited with DTC. The following is based on information made available by DTC:

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that direct participants of DTC (Direct Participants) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (DTCC). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission (SEC). More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this prospectus supplement.

Purchases of the Series A Preferred Shares under DTC’s system must be made by or through Direct Participants, which will receive a credit for the Series A Preferred Shares on DTC’s records. The ownership interest of each Beneficial Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Series A Preferred Shares are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificated securities representing their ownership interests in the Series A Preferred Shares, except in the limited circumstances that may be provided in the instruments governing the rights and obligations of holders of the Series A Preferred Shares.

To facilitate subsequent transfers, all Series A Preferred Shares deposited with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of the Series A Preferred Shares with DTC and registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series A Preferred Shares. DTC’s records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the Series A Preferred Shares. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts securities are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Payments on the Series A Preferred Shares will be made in immediately available funds to DTC. DTC’s practice is to credit Direct Participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date.

Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Transfer Agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Any payment due to DTC on behalf of Beneficial Owners is our responsibility or the responsibility of the applicable agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

If (i) DTC notifies us that it is unwilling or unable to continue to act as securities depositary for the Series A Preferred Shares and no successor securities depositary has been appointed pursuant to the instruments governing the rights and obligations of holders of the Series A Preferred Shares within 90 days after such notice; (ii) DTC ceases to be a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act when the securities depositary is required to be so registered and so notifies us, and no successor securities depositary has been appointed pursuant to the instruments governing the rights and obligations of holders of the Series A Preferred Shares within 90 days after such notice; (iii) we in our sole discretion determine that the Series A Preferred Shares shall no longer be represented by Global Securities; or (iv) a beneficial owner seeking to exercise or enforce its rights with respect to the Series A Preferred Shares so requests; then (x) certificated securities may be prepared by us and delivered to the Transfer Agent and (y) upon surrender of the Global Securities representing the Series A Preferred Shares by DTC (or any successor securities depositary), accompanied by registration instructions, we will cause certificated securities representing the Series A Preferred Shares to be delivered to Beneficial Owners in accordance with the instructions of DTC (or such successor securities depositary).

Global Clearance and Settlement Procedures

The following is based on information made available by Clearstream and Euroclear or obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information. We have no responsibility for the performance by Clearstream and Euroclear or either of their Participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants (Clearstream Participants) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry transfers between their accounts. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream Participants in the U.S. are limited to securities brokers, dealers and banks, and may include the underwriters. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream Participants. Distributions with respect to interests in Global Securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants (Euroclear Participants) through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. under contract with Euroclear plc, a U.K. corporation. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Secondary market trading between the DTC Participants will occur in the ordinary way in accordance with the DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with the DTC rules on behalf of the relevant European international clearing system by DTC in its capacity as U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to DTC to take action to effect final settlement on its behalf by delivering interests in the Series A Preferred Shares to or receiving interests in the Series A Preferred Shares from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in the Series A Preferred Shares received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions involving interests in such Series A Preferred Shares settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the Series A Preferred Shares by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Series A Preferred Shares among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

The information in this section concerning DTC and its book-entry system, Euroclear and Clearstream has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the Series A Preferred Shares.

This discussion deals only with Series A Preferred Shares held as capital assets by holders who purchase Series A Preferred Shares in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of the Series A Preferred Shares by prospective investors in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including tax-exempt organizations, insurance companies, banks or other financial institutions, dealers in securities or currencies, persons liable for the alternative minimum tax, persons that are “controlled foreign corporations” or “passive foreign investment companies,” persons subject to special tax accounting rules as a result of any item of gross income with respect to the Series A Preferred Shares being taken into account in an applicable financial statement, certain former citizens or former long-term residents of the United States, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that will hold the Series A Preferred Shares as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, non-resident alien individuals present in the United States for 183 days or more during the taxable year, and U.S. Holders (as defined below) whose functional currency is not the U.S. dollar or who are otherwise subject to special treatment under the provisions of the Internal Revenue Code of 1986, as amended (the Code).

Furthermore, this summary is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address any other U.S. federal tax considerations (such as estate and gift tax) or any state, local or non-U.S. tax considerations.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of the Series A Preferred Shares that for U.S. federal income tax purposes is

•	an individual who is a citizen or resident of the United States,

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust if (a) a court within the United States is able to exercise primary control over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of such trust or (b) the trust has validly elected to be treated as a United States person.

A “Non-U.S. Holder” means a beneficial owner of the Series A Preferred Shares that is neither a U.S. Holder nor a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) holds the Series A Preferred Shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding the Series A Preferred Shares are urged to consult their tax advisors regarding the tax considerations of purchasing, owning and disposing of the Series A Preferred Shares.

We have not sought and will not seek any rulings from the Internal Revenue Service (the IRS) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership and disposition of the Series A Preferred Shares or that any such position will not be sustained.

This discussion of material U.S. federal income tax considerations is not intended, and should not be construed, to be tax or legal advice to any particular investor in or holder of the Series A Preferred Shares. Prospective investors are advised to consult their own tax advisors concerning the application of the U.S. federal income tax laws to their particular situations as well as any tax considerations arising under the laws of any state, local or foreign taxing jurisdiction or any applicable tax treaties, and the possible effect of changes in applicable tax law.

U.S. Holders

Distributions

Distributions made to you with respect to the Series A Preferred Shares will be taxable as dividend income when paid to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the Series A Preferred Shares exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in the Series A Preferred Shares, and thereafter as capital gain which will be long-term capital gain if your holding period for the stock exceeds one year at the time of the distribution. Distributions constituting dividend income received by an individual in respect of the Series A Preferred Shares will generally be subject to taxation at preferential rates as qualified dividend income, provided applicable holding period requirements are met and certain other conditions are satisfied. Distributions on the Series A Preferred Shares constituting dividend income paid to U.S. Holders that are U.S. corporations will generally qualify for the dividends received deduction, subject to various limitations.

Dividends that exceed certain thresholds in relation to a corporate U.S. Holder’s tax basis in the Series A Preferred Shares could be characterized as “extraordinary dividends” under the Code. If a corporate U.S. Holder that has held the Series A Preferred Shares for two years or less before the dividend announcement date receives an extraordinary dividend, the holder will generally be required to reduce its tax basis (but not below zero) in the Series A Preferred Shares with respect to which the dividend was made by the non-taxed portion of the dividend. If the amount of the reduction exceeds the U.S. Holder’s tax basis in the Series A Preferred Shares, the excess will be treated as taxable gain.

Sale or Redemption

You will generally recognize capital gain or loss on a sale, exchange, redemption (other than a redemption that is treated as a distribution, as discussed below) or other disposition of the Series A Preferred Shares equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the stock so disposed. The capital gain or loss will be long-term capital gain or loss if your holding period for the stock exceeds one year at the time of disposition. Long-term capital gains of noncorporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses is subject to limitations.

A redemption of the Series A Preferred Shares will be treated as a sale or exchange described in the preceding paragraph if the redemption, based on the facts and circumstances, is treated for U.S. federal income tax purposes as (i) a “complete termination” of your stock interest in us, (ii) a “substantially disproportionate”

redemption of stock with respect to you, or (iii) “not essentially equivalent to a dividend” with respect to you, each within the meaning of Section 302 of the Code. In determining whether any of these tests has been met, you must take into account not only the Series A Preferred Shares and other equity interests in us that you actually own but also other equity interests in us that you constructively own under U.S. federal income tax rules.

If you meet none of the alternative tests described above, the redemption will be treated as a distribution subject to the rules described under “U.S. Holders—Distributions.” If a redemption of the Series A Preferred Shares is treated as a distribution that is taxable as a dividend, you are urged to consult your tax advisor regarding the allocation of your tax basis in the redeemed and remaining Series A Preferred Shares.

Because the determination as to whether any of the alternative tests described above is satisfied with respect to any particular holder of the Series A Preferred Shares will depend upon the facts and circumstances as of the time the determination is made, you are urged to consult your tax advisor regarding the tax treatment of a redemption.

Non-U.S. Holders

Distributions

Subject to the discussions below under “Information Reporting and Backup Withholding” and “FATCA,” distributions treated as dividends, as described above under “U.S. Holders — Distributions,” paid to you with respect to the Series A Preferred Shares that are not effectively connected with the conduct of a trade or business within the United States generally will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty provided the Non-U.S. Holder furnishes to the withholding agent a properly executed IRS Form W-8BEN or Form W-8BEN-E (or suitable substitute form) certifying that such holder is eligible for treaty benefits. Additional withholding may be required in respect of dividends paid to you, as described below under “FATCA.” If you are subject to withholding at a rate in excess of a reduced rate for which you are eligible under a tax treaty or otherwise, you may be able to obtain a refund of or credit for any amounts withheld in excess of the applicable rate. Investors are encouraged to consult with their tax advisors regarding the possible implications of these withholding requirements on their investment in the Series A Preferred Shares.

Subject to the discussions below under “Information Reporting and Backup Withholding” and “FATCA,” dividends paid to you that are effectively connected with your conduct of a trade or business in the United States and, if an applicable income tax treaty so requires, are attributable to a permanent establishment you maintain in the United States, are generally taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons. You generally will be required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI (or a suitable substitute form) in order to claim an exemption from, or reduction in, U.S. federal withholding tax. In addition, a “branch profits tax” may be imposed at a 30% rate (or a reduced rate under an applicable income tax treaty) on a foreign corporation’s effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Sale or Redemption

Subject to the discussion below under “Information Reporting and Backup Withholding,” you generally will not be subject to U.S. federal income or withholding tax with respect to gain, if any, recognized on a sale, exchange or other taxable disposition of the Series A Preferred Shares, other than a redemption that is treated as a distribution as discussed below, unless

•

the gain is effectively connected with your conduct of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States,

•	you are a nonresident alien individual that is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied, or

•

the Series A Preferred Shares constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation (a USRPHC) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the disposition of the Series A Preferred Shares or the period that the Non-U.S. Holder held the Series A Preferred Shares.

A Non-U.S. Holder described in the first bullet point above generally will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. Holder. A Non-U.S. Holder that is a foreign corporation will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. An individual Non-U.S. Holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or a lower rate if so specified by an applicable income tax treaty, which may be offset by U.S. source capital losses, subject to certain limitations. In the case described in the third bullet point above, we do not believe that we are currently a USRPHC for U.S. federal income tax purposes and do not believe that we will become one in the foreseeable future. If we are or were to become a USRPHC, a Non-U.S. Holder generally would be subject to U.S. federal income tax at the regular graduated rates applicable to U.S. persons upon its disposition at a gain.

A payment made to you in redemption of the Series A Preferred Shares may be treated as a distribution, rather than as a payment in exchange for the stock, in the circumstances discussed above under “U.S. Holders—Sale or Redemption,” in which event the payment would be subject to tax as discussed above under “Non-U.S. Holders—Distributions.”

Non-U.S. Holders should consult their own advisors about the U.S. federal income tax consequences that could result if we are, or become, a USRPHC.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on the Series A Preferred Shares to, and the proceeds from a sale or other disposition of the Series A Preferred Shares effected by, certain U.S. Holders. In addition, certain U.S. Holders may be subject to backup withholding with respect to such amounts if they do not provide their correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not U.S. Holders in order to avoid the application of such information reporting requirements and backup withholding. Any amount withheld under the backup withholding rules from a payment to a U.S. Holder or Non-U.S. Holder is allowable as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Under the U.S. tax rules known as the Foreign Account Tax Compliance Act (FATCA), a holder of Series A Preferred Shares will generally be subject to a 30% U.S. withholding tax on dividends in respect of Series A Preferred Shares if the holder is not FATCA compliant, or holds its Series A Preferred Shares through a foreign financial institution that is not FATCA compliant. In order to be treated as FATCA compliant, a holder must provide us or an applicable financial institution certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. For a foreign financial institution to be FATCA compliant, it generally must enter into an agreement with the U.S. government to report, on an annual basis, certain information regarding accounts with or interests in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons, or must satisfy similar requirements under an intergovernmental agreement between the United States and another country (an IGA). These requirements may be modified by the adoption or implementation of a particular IGA or by future U.S. Treasury Regulations. Although withholding under FATCA would have applied to payments of gross proceeds from the taxable disposition of the Series A Preferred Shares on or after January 1, 2019, recently proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. We will not pay any additional amounts to holders of the Series A Preferred Shares in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of these rules for their investment in the Series A Preferred Shares.

Documentation that holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a holder’s identity, its FATCA status and if applicable, its direct and indirect U.S. owners. Prospective investors should consult their tax advisers about how information reporting and the possible imposition of withholding tax under FATCA may apply to their investment in the Series A Preferred Shares.

UNDERWRITING

Under the terms and subject to the conditions set forth in the underwriting agreement and related pricing agreement, each dated May 21, 2020, the underwriters named below have severally agreed to purchase and we have agreed to sell to them, the respective number of Series A Preferred Shares set forth opposite their respective names below:

Underwriter	Number of Series A Preferred Shares
Wells Fargo Securities, LLC	180,000
Citigroup Global Markets Inc.	180,000
J.P. Morgan Securities LLC	90,000
Barclays Capital Inc.	30,000
SunTrust Robinson Humphrey, Inc.	30,000
BofA Securities, Inc.	24,000
BNY Mellon Capital Markets, LLC	18,000
Capital One Securities, Inc.	18,000
Loop Capital Markets LLC	18,000
Multi-Bank Securities, Inc.	12,000

Total	600,000

The underwriters have agreed to purchase the Series A Preferred Shares at an initial public offering price equal to $1,000.00 per Series A Preferred Share, less an underwriting discount of $11.25 per Series A Preferred Share, for a total purchase price of $593,250,000.

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Series A Preferred Shares are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to take and pay for all the Series A Preferred Shares if any are taken.

We have agreed that for the period of 30 days from the date of this prospectus supplement, we will not, without the prior written consent of the representatives of the underwriters, (i) directly or indirectly, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise dispose of, any preferred shares, depositary shares having an interest therein, or any securities convertible into, or exercisable or exchangeable for, any such securities, in each case issued by us or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our preferred shares, whether any such transaction described in clause (i) or (ii) above is settled by delivery of such securities, in cash, or otherwise. The foregoing sentence shall not apply to the Series A Preferred Shares to be sold pursuant to the underwriting agreement.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect thereof.

The underwriters propose initially to offer the Series A Preferred Shares to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the Series A Preferred Shares to dealers at that price less a concession not in excess of $7.50 per Series A Preferred Share. The underwriters may allow, and such dealers may re-allow, a discount not in excess of $5.00 per Series A Preferred Share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

We estimate the expenses of the offering, not including the underwriting discount, to be approximately $1,360,000. These expenses are payable by us.

The Series A Preferred Shares are a new issue of securities with no established trading market. We do not intend to apply for the listing or trading of the Series A Preferred Shares on any securities exchange or trading facility or for inclusion of the Series A Preferred Shares in any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Series A Preferred Shares as permitted by applicable laws and regulations. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Series A Preferred Shares or that an active public market for the Series A Preferred Shares will develop. If an active public trading market for the Series A Preferred Shares does not develop, the market price and liquidity of the Series A Preferred Shares may be adversely affected.

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Series A Preferred Shares. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Series A Preferred Shares. If the underwriters create a short position with respect to the Series A Preferred Shares in connection with the offering, i.e., if they sell more Series A Preferred Shares than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing Series A Preferred Shares in the open market. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or dealer for distributing Series A Preferred Shares in the offering, if the underwriters repurchase previously distributed Series A Preferred Shares in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series A Preferred Shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters or their respective affiliates have provided and may in the future continue to provide commercial and investment banking and other financial services for us and our affiliates in the ordinary course of business, for which they received and may continue to receive customary fees and commissions. An affiliate of Wells Fargo Securities, LLC is currently the administrative agent and a lender under our revolving credit facility. No amounts are currently outstanding under our credit facility.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Series A Preferred Shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Series A Preferred Shares offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

T+3 Settlement

We expect that delivery of the Series A Preferred Shares will be made to investors on or about the delivery date specified on the cover page of this prospectus supplement, which will be the third business day following the date of this prospectus supplement (such settlement being referred to as T+3). Under Rule 15c6-1 under the Exchange Act, trades in the secondary markets generally are required to settle in two business days (T+2), unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Series A Preferred Shares on the date of this prospectus supplement will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Selling Restrictions

Notice to Prospective Investors in Canada

The Series A Preferred Shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Series A Preferred Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with the offering.

Notice to Prospective Investors in the European Economic Area and the United Kingdom

The Series A Preferred Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, MiFID II); (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; S-38 or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the Prospectus Regulation). For the purposes of this provision, the expression “an offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Series A Preferred Shares to be offered so as to enable an investor to decide to purchase or subscribe for the Series A Preferred Shares. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the PRIIPs Regulation) for offering or selling the Series A Preferred Shares or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Series A Preferred Shares or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Series A Preferred Shares in any Member State of the EEA or in the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Series A Preferred Shares. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this prospectus supplement and the accompanying prospectus are for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets

Act 2000 (Financial Promotion) Order 2005 (as amended, the Financial Promotion Order), (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations etc.) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (FSMA)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as relevant persons). This prospectus supplement and the accompanying prospectus are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Hong Kong

The Series A Preferred Shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Series A Preferred Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Series A Preferred Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The Series A Preferred Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, may not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Series A Preferred Shares may not be circulated or distributed, nor may the Series A Preferred Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the SFA), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Series A Preferred Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Series A Preferred Shares pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law;

(4) as specified in Section 276(7) of the SFA; or

(5) as specified in Regulation 32 of the Securities and Futures Regulations 2005 of Singapore.

Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, all relevant persons (as defined in Section 309A of the SFA) are hereby notified that the Series A Preferred Shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Taiwan

The Series A Preferred Shares have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (Taiwan) pursuant to applicable securities laws and regulations. No person or entity in Taiwan is authorized to distribute or otherwise intermediate the offering of the Series A Preferred Shares or the provision of information relating to the offering of the Series A Preferred Shares, including, but not limited to, this prospectus supplement and the accompanying prospectus. The Series A Preferred Shares may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors), but may not be issued, offered or sold in Taiwan.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Series A Preferred Shares described herein. The Series A Preferred Shares may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the Series A Preferred Shares constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the Series A Preferred Shares may be publicly distributed or otherwise made publicly available in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the offering, the Series A Preferred Shares or us have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of Series A Preferred Shares will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of the Series A Preferred Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Series A Preferred Shares.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

This prospectus supplement is part of a registration statement we have filed with the SEC relating to the Series A Preferred Shares. The SEC allows us to “incorporate by reference” the information filed with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC (other than any portions of the documents not deemed to be filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all the offered securities are sold. The documents incorporated by reference are:

•	Annual Report on Form 10-K for the year ended December 31, 2019.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

•	Current Reports on Form 8-K filed February 21 , 2020 and May 15, 2020.

These filings are available free of charge on or through our website. Our website address is http://www.markel.com. Information appearing on our website (other than the documents expressly incorporated by reference as described above) is not incorporated by reference into this prospectus supplement and you should not consider such information a part of this prospectus supplement.

VALIDITY OF THE SERIES A PREFERRED SHARES

Certain legal matters in connection with the Series A Preferred Shares will be passed upon for us by McGuireWoods LLP, Richmond, Virginia. The underwriters are being represented in connection with this offering by Cravath, Swaine  & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Markel Corporation and subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements of Markel Corporation and subsidiaries as of December 31, 2019 refers to a change in recognition and measurement of financial instruments on January 1, 2018.

PROSPECTUS

MARKEL CORPORATION

Common Shares, Preferred Shares, Debt Securities, Warrants,

Share Purchase Contracts and Share Purchase Units

From time to time, we may offer and sell:

•	common shares,

•	preferred shares,

•	debt securities,

•	warrants,

•	share purchase contracts, and

•	share purchase units.

We will file prospectus supplements and may provide other offering materials that furnish specific terms of the securities to be offered under this prospectus. The terms of the securities will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or quotation system, investment considerations and the agents, dealers or underwriters, if any, to be used in connection with the sale of the securities. You should read this prospectus and any supplement or other offering materials carefully before you invest.

Our common shares are traded on the New York Stock Exchange under the symbol “MKL.”

Investing in our securities involves risks. For a description of these risks, see “Risk Factors” on page 2 of this prospectus and the Risk Factors section of our most recent Annual Report on Form 10-K and in our other reports we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 23, 2018.

MARKEL CORPORATION

General

We are a diverse financial holding company serving a variety of niche markets. Our principal business markets and underwrites specialty insurance products. We believe that our specialty product focus and niche market strategy enable us to develop expertise and specialized market knowledge. We seek to differentiate ourselves from competitors by our expertise, service, continuity and other value-based considerations. We also own interests in various businesses that operate outside of the specialty insurance marketplace. Our financial goals are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value.

We are a Virginia corporation headquartered at 4521 Highwoods Parkway, Glen Allen, Virginia 23060-6148, telephone number (804) 747-0136. We use the terms “we,” “us,” “our,” and “Markel” to refer to Markel Corporation in this prospectus.

Safe Harbor and Cautionary Statements

This prospectus contains or incorporates by reference statements concerning or incorporating our expectations, assumptions, plans, objectives, future financial or operating performance and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additional factors that could cause actual results to differ from those predicted will be discussed in our reports on Forms 10-K, 10-Q and 8-K incorporated by reference herein and in prospectus supplements and other offering materials.

By making forward-looking statements, we do not intend to become obligated to publicly update or revise any such statements whether as a result of new information, future events or other changes. You should not place undue reliance on any forward-looking statements, which speak only as at their dates.

Risk Factors

Investing in our securities involves certain risks. We have identified a number of these risks under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated by reference in this prospectus, as well as in other information included or incorporated by reference in this prospectus and any prospectus supplement. You should carefully consider, among other matters, the discussions of risks that we have incorporated by reference before deciding whether an investment in our securities is suitable for you. See “Where You Can Find More Information About Markel” and “Incorporation of Information We File with the SEC”.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement or other offering materials, we will use the net proceeds from the sale of securities for general corporate purposes, including acquisitions.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital consists of 50,000,000 common shares, no par value, and 10,000,000 preferred shares, no par value.

Common Shares

Our common shares are listed on the New York Stock Exchange under the symbol “MKL.”

Each holder of our common shares is entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Cumulative voting in the election of directors is not permitted. As a result, the holders of more than 50% of the outstanding shares have the power to elect all directors. The quorum required at a shareholders’ meeting for consideration of any matter is a majority of the shares entitled to vote on that matter, represented in person or by proxy. If a quorum is present, the affirmative vote of a majority of the shares voting on the matter at the meeting is required for shareholder approval. However, approval is required by the affirmative vote of more than two-thirds of all shares entitled to vote, whether or not represented at the meeting, in the case of major corporate actions, such as:

•	a merger,

•	a share exchange,

•	the dissolution of Markel,

•	an amendment to our articles of incorporation, or

•	the sale of all or substantially all of our assets.

These provisions, together with our ability to issue preferred shares with disproportionately high voting power could be used in, or have the effect of, preventing or deterring a party from gaining control of Markel, whether or not beneficial to public shareholders, and could discourage tactics that involve an actual or threatened change of control of Markel.

Subject to the rights of any holders of our preferred shares, the holders of common shares are entitled to receive dividends when, as, and if declared by the board of directors out of funds legally available for that purpose and, in the event of liquidation, dissolution or winding up of Markel, to share ratably in all assets remaining after the payment of liabilities. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to common shares. All common shares outstanding upon the consummation of any offering will be legally issued, fully paid and nonassessable.

Our transfer agent and registrar for common shares is American Stock Transfer & Trust Co., LLC.

Voting Rights with Respect to Extraordinary Corporate Transactions

Under Virginia law, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property, other than in the usual and regular course of business, if the proposed transaction is approved by more than two-thirds of all of the votes entitled to be cast on that matter. A merger or share exchange plan must be approved by each voting group entitled to vote separately on the plan by more than two-thirds of all the votes entitled to be cast on the plan by that voting group. The articles of incorporation may provide for a greater or lesser vote, but not less than a majority of all the votes cast on the transaction by each voting group entitled to vote on the transaction. Our articles of incorporation do not provide for a greater or lesser vote.

Anti-takeover Statutes

Virginia law, except as to companies that elect not to be covered, prohibits the following business combinations between a Virginia corporation and any “interested shareholder”:

•	mergers and statutory share exchanges;

•	material dispositions of corporate assets not in the ordinary course of business;

•	any dissolution of the corporation proposed by or on behalf of an interested shareholder; or

•

any reclassification, including a reverse stock split, recapitalization or merger of the corporation with its subsidiaries that increases the percentage of voting shares beneficially owned by an interested shareholder by more than 5%.

An interested shareholder of a corporation is, among others, a person who is, or an affiliate or associate of the corporation who was within three years of the transaction, a beneficial owner of more than 10% of any class of the outstanding voting shares of the corporation unless a majority of disinterested directors approved the acquisition of shares making a person an interested shareholder. Unless the affiliated transaction comes within an applicable exemption, an affiliated transaction in the three years after a person becomes an interested shareholder must be approved by the affirmative vote of a majority of the disinterested directors and by the affirmative vote of the holders of two-thirds of the voting shares other than shares beneficially owned by the interested shareholder. After three years, an affiliated transaction must be approved by the affirmative vote of the holders of two-thirds of the voting shares other than shares beneficially owned by the interested shareholder, unless the affiliated transaction is approved by a majority of the disinterested directors or meets “fair price” criteria. We have not made any election in our articles of incorporation not to be covered by this provision of the Virginia law.

Under Virginia law, voting rights for “control shares” must be approved by a corporation’s shareholders, not including the shares held by interested parties. “Control shares” are shares whose acquisition entitles the acquiror to between 1/5 and 1/3, between 1/3 and 1/2, or greater than 1/2 of a corporation’s voting power. If a shareholder has acquired control shares with a majority of all voting power and these shares have been given voting rights, all other shareholders have dissenters’ rights. Virginia law exempts from these provisions acquisitions where the corporation is a party to the governing agreement. We have not made any election not to be governed by these provisions of Virginia law. Our board of directors can elect not to be governed by these provisions at any time before four days after receipt of a control share acquisition notice.

Insurance Holding Company Regulations on Change of Control

We are regulated as an insurance holding company and are subject to state and foreign laws that restrict the ability of any person to obtain control of an insurance holding company without prior regulatory approval. Without this approval or an exemption, no person may acquire any voting security of an insurance holding company which controls an insurance subsidiary, or merge with the holding company. “Control” is generally defined as the direct or indirect power to direct or cause the direction of the management and policies of a person and is usually presumed to exist if a person directly or indirectly owns or controls 10% or more of the voting securities of another person.

Directors’ Duties

Under Virginia law, directors must discharge their duties in accordance with their good faith business judgment of the best interests of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants and board committees, if they have a good faith belief in their competence. Directors’ actions are not subject to a reasonable or prudent person standard. Virginia’s federal and state courts have focused on the process involved with directors’ decision-making and are generally supportive of directors if they have based their decision on an informed process. These elements of Virginia law could make it more difficult to take over a Virginia corporation than corporations in other states.

Preferred Shares

Our preferred shares are issuable in one or more series from time to time at the direction of the board of directors. The board of directors is authorized, with respect to each series, to fix its:

•	designation,

•	relative rights, including voting, dividend, conversion, sinking fund and redemption rights,

•	preferences, including with respect to dividends and on liquidation, and

•	limitations.

The board of directors, without shareholder approval, can issue preferred shares with voting and conversion rights that could adversely affect the voting power of the holders of common shares. This right of issuance could be used as a method of preventing a party from gaining control of us. All preferred shares outstanding upon the consummation of any offering will be legally issued, fully paid and nonassessable.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities which may be offered by us from time to time. We will file prospectus supplements and may provide other offering materials that will describe the specific terms of offered debt securities. In addition, the prospectus supplement or other offering materials will show a ratio of earnings to fixed charges in accordance with Securities and Exchange Commission (SEC) rules.

We may issue debt securities either separately or together with, or upon the conversion of, or in exchange for, other securities. The debt securities are to be either senior obligations of ours issued in one or more series and referred to as “senior debt securities” or subordinated obligations of ours issued in one or more series and referred to as “subordinated debt securities.” The senior debt securities and the subordinated debt securities are collectively referred to as “debt securities.” We will issue our senior debt securities under a senior indenture dated as of June 5, 2001 and our subordinated debt securities under a subordinated indenture to be entered later. The senior indenture and the subordinated indenture are sometimes referred to collectively as the “indentures” and each individually as an “indenture.” Each indenture has been or will be entered into by us and an independent third party, known as a “trustee,” who is or will be legally obligated to carry out the terms of the indenture. The Bank of New York Mellon is the trustee under our senior indenture and will be the trustee under our subordinated debt indenture. The particular terms of the offered debt securities and the extent to which the general provisions described below may apply to the offered debt securities will be described in the prospectus supplement or other offering materials.

We have summarized certain terms and provisions of the indentures. The summary is not complete. If we refer to particular provisions of the indentures, the provisions, including definitions of certain terms, are incorporated by reference as a part of this summary. The senior indenture and the form of subordinated indenture are filed as exhibits to the registration statement of which this prospectus is a part, and are incorporated by reference. The indentures are subject to and governed by the Trust Indenture Act of 1939. You should refer to the applicable indenture for the provisions that may be important to you.

The senior indenture and the subordinated indenture are substantially identical, except for certain covenants of ours and provisions relating to subordination.

General

The indentures will not limit the amount of debt securities that we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. Unless otherwise provided in a prospectus supplement or other offering materials, our senior debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be our unsecured obligations, subordinated in right of payment to the prior payment in full of all our senior indebtedness, including the senior debt securities, as described below under “Subordination of the Subordinated Debt Securities” and in the applicable prospectus supplement or other offering materials.

The applicable prospectus supplement or other offering materials will describe the terms of any debt securities being offered, including:

•	the designation, aggregate principal amount and authorized denominations;

•	the maturity date or method for determining the maturity date;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	the places where the principal and interest will be payable;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations in which the debt securities will be issued;

•	whether the debt securities will be issued in the form of global securities, as defined below, or certificates;

•	additional provisions, if any, relating to the defeasance and covenant defeasance of the debt securities;

•

whether the debt securities will be issuable in registered form, referred to as “registered securities,” or bearer form, referred to as “bearer securities,” or both and, if bearer securities are issuable, any restrictions applicable to the exchange of one form for another and the offer, sale and delivery of bearer securities;

•

whether the debt securities will be senior debt securities or subordinated debt securities and, if subordinated debt securities, the subordination provisions and the applicable definition of “senior indebtedness”;

•	any applicable material federal tax consequences;

•	the dates on which premium, if any, will be payable;

•	any listing on a securities exchange;

•	if convertible into our common shares or preferred shares, the terms on which the debt securities are convertible;

•

the terms, if any, of any guarantee of the payment of principal of, and premium, if any, and interest on debt securities of the series and any corresponding changes to the provisions of the indenture as currently in effect;

•

the terms, if any, of the transfer, mortgage, pledge, or assignment as security for the debt securities of the series of any properties, assets, money, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable, and any corresponding changes to provisions of the indenture as currently in effect;

•	the initial public offering price; and

•	other specific terms, including covenants and any additions or changes to the events of default provided for with respect to the debt securities.

If the purchase price of any debt securities is payable in a currency other than U.S. dollars or if principal of, or premium, if any, or interest, if any, on any of the debt securities is payable in any currency other than U.S. dollars, the specific terms and other information with respect to the debt securities and the foreign currency will be specified in the applicable prospectus supplement or other offering materials.

Debt securities may be issued as original issue discount securities, as defined in the indentures, to be sold at a substantial discount below their principal amount. Original issue discount securities may include “zero coupon” securities that do not pay any cash interest for the entire term of the securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement or other offering materials. Conditions under which payment of the principal of the subordinated debt securities may be accelerated will be set forth in the applicable prospectus supplement or other offering materials. Material federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement or other offering materials.

Under the indentures, the terms of the debt securities of any series may differ and we, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of that series or establish additional terms of that series, unless otherwise indicated in the applicable prospectus supplement or other offering materials.

Covenants

Under the indentures, we will be required to:

•	pay the principal, interest and any premium on the debt securities when due;

•	maintain a place of payment;

•	deliver an officer’s certificate to the applicable trustee within 120 days after the end of each fiscal year confirming our compliance with our obligations under the applicable indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Any additional covenants will be described in the applicable prospectus supplement or other offering materials.

Registration, Transfer, Payment and Paying Agent

Unless otherwise indicated in a prospectus supplement or other offering materials, each series of debt securities will be issued in registered form only, without coupons. We may also issue debt securities in bearer form only, or in both registered and bearer form. Bearer securities will not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than to the offices located outside the United States of some United States financial institutions. Purchasers of bearer securities will be subject to certification procedures and may be affected by limitations under United States tax laws. These procedures and limitations will be described in the prospectus supplement or other offering materials relating to the offering of the bearer securities.

Unless otherwise indicated in a prospectus supplement or other offering materials, registered securities will be issued in denominations of $1,000 or any integral multiple thereof, and bearer securities will be issued in denominations of $5,000.

Unless otherwise indicated in a prospectus supplement or other offering materials, the principal, premium, if any, and interest, if any, of or on the debt securities will be payable, and debt securities may be surrendered for registration of transfer or exchange, at an office or agency of the trustee in the Borough of Manhattan, The City of New York, provided that payments of interest with respect to any registered security may be made at our option by check mailed to the address of the person entitled to payment or by transfer to an account maintained by the payee with a bank located in the United States. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses that may be imposed in connection with the exchange or transfer.

Unless otherwise indicated in a prospectus supplement or other offering materials, payment of principal of, premium, if any, and interest, if any, on bearer securities will be made, subject to any applicable laws and regulations, at the office or agency outside the United States as specified in the prospectus supplement or other offering materials and as we may designate from time to time. Unless otherwise indicated in a prospectus supplement or other offering materials, payment of interest due on bearer securities on any interest payment date will be made only against surrender of the coupon relating to the interest payment date. Unless otherwise indicated in a prospectus supplement or other offering materials, no payment of principal, premium or interest with respect to any bearer security will be made at any office or agency in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States, except that if amounts owing with respect to any bearer securities will be payable in U.S. dollars, payment may be made at the corporate trust office of the applicable trustee or at any office or agency designated by us in the Borough of Manhattan, The City of New York, but only if payment of the full amount of the principal, premium or interest at all offices outside of the United States maintained for this purpose by us is illegal or effectively precluded by exchange controls or similar restrictions.

Unless otherwise indicated in the applicable prospectus supplement or other offering materials, we will not be required to:

•

issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series of like tenor to be redeemed and ending at the close of business on the day of that selection;

•	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

•	exchange any bearer security called for redemption, except to exchange the bearer security for a registered security of that series and like tenor that is simultaneously surrendered for redemption; or

•

issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be so repaid.

Ranking of Debt Securities; Holding Company Structure

The senior debt securities will be our unsubordinated obligations and will rank equally in right of payment with all our other unsubordinated indebtedness. The subordinated debt securities will be our obligations and will be subordinated in right of payment to all existing and future senior indebtedness, as specified in the applicable prospectus supplement or other offering materials. The prospectus supplement or other offering materials will describe the subordination provisions and set forth the definition of “senior indebtedness” applicable to the subordinated debt securities, and the approximate amount of the senior indebtedness outstanding as of a recent date.

Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the debt securities is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Payment of dividends or advances from our insurance subsidiaries may require prior regulatory notice or approval. Holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries, including insureds, trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred shareholders.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a “depositary” identified in the prospectus supplement or other offering materials relating to that series. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole:

•	by the depositary to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or the nominee to a successor of the depositary or a nominee of the successor.

The specific terms of the depositary arrangement with respect to a series of global debt securities and material limitations and restrictions relating to a series of global bearer securities will be described in the applicable prospectus supplement or other offering materials.

Redemption and Repurchase

The debt securities may be redeemable at our option, in whole or in part, or may be subject to mandatory redemption through a sinking fund or otherwise, in each case upon the terms, at the times and at the redemption price together with interest as set forth in the applicable prospectus supplement or other offering materials on notice given at least 20 days before the date of redemption. Senior and subordinated debt securities may be subject to repurchase by us at the option of the holders upon the terms, at the times and at the price together with interest set forth in the applicable prospectus supplement or other offering materials.

We must repay the senior and subordinated debt securities at the option of the holders before the stated maturity date only if specified in the applicable prospectus supplement or other offering materials. Unless otherwise provided, the senior and subordinated debt securities subject to repayment at the option of the holder will be subject to repayment:

•	on the specified repayment dates; and

•	at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the repayment date.

For any senior or subordinated debt security to be repaid, the trustee must receive, at its office maintained for that purpose in the Borough of Manhattan, The City of New York not more than 60 nor less than 30 calendar days before the date of repayment:

•

in the case of a certificated senior or subordinated debt security, the certificated senior or subordinated debt security and the form in the senior or subordinated debt security entitled “Option of Holder to Elect Repayment” duly completed; or

•	in the case of a book-entry senior or subordinated debt security, instructions to that effect from the beneficial owner to the securities depositary, forwarded by the securities depositary.

Exercise of the repayment option by the holder will be irrevocable.

Only the securities depositary may exercise the repayment option in respect of beneficial interests in book-entry senior or subordinated debt securities. Accordingly, beneficial owners who desire repayment in respect of all or any portion of their beneficial interests must instruct the participants through which they own their interests to direct the securities depositary to exercise the repayment option on their behalf. All instructions given to participants from beneficial owners relating to the option to elect repayment will be irrevocable. In addition, at the time the instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the book-entry senior or subordinated debt securities, or the global certificate representing the related book-entry senior or subordinated debt securities, to the trustee on the securities depositary’s records.

Conversion and Exchange

The applicable prospectus supplement or other offering materials will set forth the terms, if any, on which debt securities of any series are convertible into or exchangeable for our common shares, preferred shares, or other debt securities. The terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at our option.

Absence of Limitation on Indebtedness and Liens; Absence of Event Risk Protection

The applicable prospectus supplement or other offering materials will specify any prohibitions on the amount of indebtedness, guarantees or other liabilities that may be incurred by us and any prohibitions on our ability to create or assume liens on our property. Unless otherwise provided in a prospectus supplement or other offering materials, the indentures will not require the maintenance of any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and will not contain provisions which would give holders of the debt securities the right to require us to repurchase their debt securities in the event of a takeover, recapitalization or similar restructuring or change in control of Markel.

Consolidation, Merger and Sale of Assets

Each indenture generally permits a consolidation or merger, subject to specified limitations and conditions, between us and another corporation. They also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. Unless otherwise indicated in the applicable prospectus supplement or other offering materials, we must also deliver an opinion of counsel to the applicable trustee affirming our compliance with all conditions in the applicable indenture relating to the transaction. When the conditions are satisfied, the successor will succeed to and be substituted for us under the applicable indenture, and we will be relieved of our obligations under the applicable indenture and the debt securities issued under it.

Events of Default

Unless otherwise specified in the applicable prospectus supplement or other offering materials, an event of default with respect to any debt securities will include:

•	default for a period of 60 days in payment of any interest with respect to any debt security of that series;

•	default in payment of principal or any premium with respect to any debt security of that series when due upon maturity, redemption, repurchase at the option of the holder or otherwise;

•	default in deposit of any sinking fund payment when due with respect to any debt security of that series for a period of 60 days;

•

default by us in the performance, or breach, of any other covenant or warranty in the applicable indentures other than a covenant or warranty included solely for the benefit of a series of debt securities other than that particular series, which continues for 90 days after notice to us by the applicable trustee or the holders of not less than a fixed percentage in aggregate principal amount of the debt securities of all series issued under the applicable indenture;

•	specified events of bankruptcy, insolvency or reorganization on our part; or

•

any other event of default that may be set forth in the applicable prospectus supplement or other offering materials, including, but not limited to, an event of default based on other debt being accelerated, or “cross-acceleration.”

An event of default with respect to any particular series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

Each indenture provides that if an event of default with respect to any series of debt securities issued under the indenture has occurred and is continuing, either the relevant trustee or the holders of at least a fixed percentage in principal amount of the debt securities of the series then outstanding may declare the principal amount, or if any debt securities of the series are original issue discount securities, a specified lesser amount, of all of the debt securities of the series to be due and payable immediately. However, upon specified conditions, the declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the debt securities of all series issued under the applicable indenture.

The applicable prospectus supplement or other offering materials will provide the terms under which an event of default will result in an acceleration of the payment of principal of subordinated debt securities.

In the case of a default in the payment of principal of, or premium, if any, or interest, if any, on any subordinated debt securities of any series, the applicable trustee, subject to specified limitations and conditions, may institute a judicial proceeding for collection.

No holder of any of debt securities of any series issued under any indenture has any right to institute any proceeding with respect to that indenture or any remedy under that indenture, unless the holders of at least a fixed percentage in principal amount of the outstanding debt securities of that series have made a written request, and offered reasonable indemnity, to the applicable trustee to institute a proceeding as trustee, the applicable trustee has failed to institute a proceeding within 60 days after receipt of the notice and the applicable trustee has not within the 60-day period received directions inconsistent with the written request by holders of a majority in principal amount of the outstanding debt securities of the series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of the principal of, premium, if any, or any accrued and unpaid interest on, the debt security on or after the respective due dates expressed in the debt security.

Subject to the provisions of the applicable indenture relating to the duties of the applicable trustee, if an event of default occurs and is continuing, the applicable trustee is not under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless those holders have offered to the applicable trustee reasonable security or indemnity. Subject to provisions concerning the rights of the applicable trustee, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the applicable trustee with respect to that series.

The applicable trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders.

We are required to furnish to the trustees annually a statement as to compliance with all conditions and covenants under the indentures.

Modification and Waivers

From time to time, we, when authorized by resolutions of our board of directors, and the applicable trustee, without the consent of the holders of debt securities of any series, may amend, waive or supplement the indentures and the debt securities of the series for specified purposes, including, among other things:

•	to cure ambiguities, defects or inconsistencies;

•	to provide for the assumption of our obligations to holders of the debt securities of the series in the case of a merger, consolidation, conveyance or transfer;

•	to add to our events of default or our covenants or to make any change that would provide any additional rights or benefits to the holders of the debt securities of that series;

•	to add or change any provisions of the indenture to facilitate the issuance of bearer securities;

•	to establish the form or terms of debt securities of any series and any related coupons;

•	to secure the debt securities of that series;

•	to maintain the qualification of the indentures under the Trust Indenture Act;

•	to make any change that does not adversely affect the rights of any holder;

•	to appoint a successor trustee; or

•	to make provisions with respect to the conversion or exchange rights of holders.

Other amendments and modifications of the indentures or the related debt securities may be made by us and the applicable trustee with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of each series that would be affected, with each series voting as a separate class; provided that no modification or amendment may, without the consent of the holder of each outstanding debt security that would be affected:

•

reduce the principal amount of, or change the stated maturity of the principal of, or reduce the rate or modify the calculation of the rate of interest of the debt securities or any additional amounts, or any premium payable upon the redemption or repayment or otherwise, or change our obligation to pay additional amounts;

•	reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity, or the amount provable in bankruptcy;

•	adversely affect the right of repayment at the option of any holder of the debt securities;

•	change the place of payment, currency in which the principal of, any premium or interest on, or any additional amounts with respect to debt securities are payable;

•

impair the right of any holder of the debt securities to institute suit for the enforcement of any payment on the debt securities or after the stated maturity, or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder of the debt securities, on or after the repayment date;

•

reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of specified defaults hereunder and their consequences provided for in the indentures;

•	reduce the requirements of quorum or voting under the indentures;

•	make any change that adversely affects the right to convert or exchange any of the debt securities for capital stock or other securities in accordance with its terms; or

•	modify the above provisions, except as permitted by the applicable indenture.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive compliance by us with specified restrictive provisions of the relevant indenture, including other restrictive covenants, if any, that may be set forth in the applicable prospectus supplement or other offering materials. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the applicable indenture with respect to debt securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any debt securities of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of a larger fixed percentage or by the holder of each outstanding debt security of the series affected.

Satisfaction; Discharge

Except as described in this section, we may discharge all of our obligations to holders of the debt securities issued under the indentures, which debt securities have not already been delivered to the applicable trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year, by depositing with the applicable trustee an amount certified to be sufficient to pay when due the principal, interest and premium, if any, on all outstanding debt securities. However, some of our obligations under the indentures will survive, including the following:

•	remaining rights to register the transfer, conversion, substitution or exchange of debt securities of the applicable series;

•

rights of holders to receive payments of principal of, and any interest on, the debt securities of the applicable series, and other rights, duties and obligations of the holders of debt securities with respect to any amounts deposited with the applicable trustee; and

•	the rights, obligations and immunities of the applicable trustee under the applicable indenture.

Defeasance

We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the applicable trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the applicable indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. We urge prospective investors to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustees

The Trust Indenture Act contains limitations on the rights of a trustee, should it become a creditor of ours, to obtain payment of claims in some cases or to realize on some property received by it in respect of those claims, as security or otherwise. Each trustee is permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if that trustee acquires any conflicting interest it must eliminate that conflict upon the occurrence of an event of default under the relevant indenture, or else resign.

The Bank of New York Mellon is the trustee under our senior indenture and will be the trustee under our subordinated indenture. We and certain of our affiliates maintain deposit accounts and banking relationships with The Bank of New York Mellon and its affiliates. Affiliates of The Bank of New York Mellon have purchased, and may purchase in the future, our securities and securities of our affiliates. The Bank of New York Mellon administers its corporate trust business at 101 Barclay Street, 7W ATTN: Corporate Trust Administration, New York, New York 10286.

Subordination of the Subordinated Debt Securities

Each series of subordinated debt securities will be subordinate and junior in right of payment, to the extent set forth in the applicable indenture, to all senior indebtedness as defined below. If:

•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any senior indebtedness; or

•	the maturity of any senior indebtedness has been accelerated because of a default on that senior indebtedness;

then the holders of senior indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that senior indebtedness, and, in the case of the second and third instances, of all amounts due on that senior indebtedness, or we must make provision for those payments, before the holders of any subordinated debt securities have the right to receive any payments of principal or interest on their subordinated debt securities.

Senior indebtedness means, with respect to any series of subordinated debt securities, the principal, premium, interest and any other payment in respect of any of the following:

•	all of our indebtedness for borrowed or purchased money whether or not it is evidenced by notes, debentures, bonds or other written instruments;

•	our obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for our account;

•	capitalized lease obligations;

•

any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements and other similar agreements or arrangements; and

•	all indebtedness of others of the kinds described in the preceding categories which we have assumed or guaranteed.

Senior indebtedness will be entitled to the benefits of the subordination provisions in the subordinated indenture irrespective of the amendment, modification or waiver of any term of the senior indebtedness. We may not amend the subordinated indenture to change the subordination of any outstanding subordinated debt securities without the consent of each holder of senior indebtedness that the amendment would adversely affect.

The subordinated indenture does not limit the amount of senior indebtedness that we may issue.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common shares, preferred shares or debt securities. Warrants may be issued independently or together with debt securities, preferred shares or common shares offered by any prospectus supplement or other offering materials and may be attached to or separate from any of the offered securities. Each warrant will entitle the holder to purchase the number of common shares or preferred shares or principal amount of debt securities, as the case may be, at the exercise price and in the manner specified in the prospectus supplement or other offering materials relating to those warrants. Warrants will be issued under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. If we offer warrants, we will file the warrant agreement relating to the offered warrants as an exhibit to, or incorporate it by reference in, the registration statement of which this prospectus is a part. The prospectus supplement or other offering materials relating to a particular issue of warrants will describe the terms of the warrants.

DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

We may issue contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of common shares at a future date or dates, which we refer to in this prospectus as share purchase contracts. The price per common share and the number of common shares may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula set forth in the share purchase contracts. The share purchase contracts may be issued separately or as part of units consisting of a share purchase contract and beneficial interests in debt securities, preferred shares or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase common shares under the share purchase contracts, which we refer to in this prospectus as share purchase units. The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The share purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement or other offering materials will describe the terms of the share purchase contracts or share purchase units, including, if applicable, collateral or depositary arrangements, relating to the share purchase contracts or share purchase units.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement and may provide other offering materials that will contain specific information about the terms of that offering. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement or other offering materials, together with the additional information described under the heading “Where You Can Find More Information About Markel.”

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document.

WHERE YOU CAN FIND MORE INFORMATION ABOUT MARKEL

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, which requires us to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our file number with the SEC is 001-15811. You may read and copy any document that we file at the Public

Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. You may also inspect our filings over the Internet at the SEC’s home page at http://www.sec.gov.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information and the information in the prospectus. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2017;

•	our Current Reports on Form 8-K filed February 6, 2018 and February 23, 2018;

•	the description of our common shares contained in our Form 8-A filed on April 7, 2000 under Section 12(b) of the Securities Exchange Act of 1934; and

•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of this offering.

You may request a copy of these filings at no cost, by writing or telephoning the office of Investor Relations, Markel Corporation, 4521 Highwoods Parkway, Glen Allen, Virginia 23060, telephone: (804) 747-0136, or e-mail at bkay@markelcorp.com.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by McGuireWoods LLP. Underwriters, dealers or agents, if any, who we will identify in a prospectus supplement and other offering materials, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

The consolidated financial statements of Markel Corporation and our subsidiaries as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

MARKEL CORPORATION

600,000 Series A 6.000% Fixed-Rate Reset

Non-Cumulative Preferred Shares

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Wells Fargo Securities

Citigroup

J.P. Morgan

Senior Co-Managers

Barclays

SunTrust Robinson Humphrey

BofA Securities

Co-Managers

BNY Mellon Capital Markets, LLC

Capital One Securities

Loop Capital Markets

Multi-Bank Securities, Inc.